UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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STEINER LEISURE LIMITED
(Name of Registrant as Specified In Its Charter)
NOT APPLICABLE
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STEINER LEISURE LIMITED

May 4, 2007

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Steiner Leisure Limited, which will be held in the Bowman Room at The Biltmore Hotel, 1200 Anastasia Avenue, Coral Gables, Florida 33134 on Wednesday, June 13, 2007, at 1:00 p.m. local time.

Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date and promptly return the enclosed proxy in the enclosed postage paid envelope. If you decide to attend the annual meeting, you will, of course, have the opportunity to vote in person.

Sincerely,

/s/ Clive E. Warshaw

Clive E. Warshaw
Chairman of the Board

STEINER LEISURE LIMITED

_______________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 13, 2007

_______________

To the Shareholders:

The annual meeting of the shareholders of Steiner Leisure Limited will be held in the Bowman Room at the Biltmore Hotel, 1200 Anastasia Avenue, Coral Gables, Florida 33134 on June 13, 2007, at 1:00 p.m. local time for the following purposes:

    To elect two Class II directors to serve for terms of three years;

    To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2007; and

    To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on April 20, 2007 are entitled to notice of, and to vote at, this meeting and any adjournments or postponements thereof.

By Order of the Board of Directors

Robert C. Boehm
Secretary

May 4, 2007

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE JUNE 13, 2007 ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON IF YOU WISH, EVEN IF YOU PREVIOUSLY RETURNED YOUR PROXY.

STEINER LEISURE LIMITED
Suite 104A
Saffrey Square
Nassau, The Bahamas

_______________

PROXY STATEMENT

_______________

This Proxy Statement and the accompanying proxy card are being furnished to shareholders of Steiner Leisure Limited, a Bahamas international business company (the "Company"), in connection with the solicitation of proxies by the Company's board of directors from holders of the Company's outstanding common shares, (U.S.) $.01 par value per share (the "Common Shares"), for use at the annual meeting of shareholders of the Company to be held on Wednesday, June 13, 2007, in the Bowman Room at the Biltmore Hotel, 1200 Anastasia Avenue, Coral Gables, Florida 33134 at 1:00 p.m. local time and at any adjournments or postponements thereof (the "Annual Meeting"), for the purpose of considering and acting upon the matters set forth in the accompanying Notice of Annual Meeting of Shareholders.

Only holders of record of Common Shares as of the close of business on April 20, 2007 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on that date, the Company had 17,068,689 Common Shares issued and outstanding. Holders of Common Shares are entitled to one vote on each matter considered and voted upon at the Annual Meeting for each Common Share held of record as of the Record Date. Common Shares represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on such proxy. If no instructions are indicated, shares represented by proxy will be voted "for" the election, as directors of the Company, of the nominees named in the proxy to serve as the Class II directors until the 2010 annual meeting of shareholders, "for" approval of the ratification of the appointment of Ernst & Young LLP ("Ernst & Young") as independent auditors for the Company for fiscal year 2007 and in the discretion of the proxy holders as to any other matter which may properly be presented at the Annual Meeting.

This Proxy Statement and the accompanying proxy card are first being mailed to Company shareholders on or about May 4, 2007.

Any holder of Common Shares giving a proxy in the form accompanying this Proxy Statement has the power to revoke the proxy prior to its use. A proxy can be revoked (i) by an instrument of revocation delivered prior to the Annual Meeting to the Secretary of the Company, (ii) by a duly executed proxy bearing a later date than the date of the proxy being revoked or (iii) at the Annual Meeting, if the shareholder is present and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke the proxy. All written notices of revocation of proxies should be addressed as follows: Robert C. Boehm, Secretary, c/o Steiner Management Services, LLC, 770 South Dixie Highway, Suite 200, Coral Gables, Florida 33146.

The holders of a majority of Common Shares issued and outstanding on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

The affirmative vote of a plurality of the votes cast at the meeting will be required for the election of the Class II directors. Approval of Proposal Two requires the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote and be represented at the Annual Meeting in person or by proxy. A properly executed proxy marked "Withhold Authority" with respect to the election of one or more directors will not be voted with respect to such director or directors, although the Common Shares represented by proxy will be treated as "present" and "entitled to vote." For the purpose of determining the vote required for approval of Proposal Two, Common Shares held by shareholders who abstain from voting will be treated as being "present" and "entitled to vote" on the matter and, thus, an abstention has the same legal effect as a vote against the matter.

A "broker non-vote" refers to Common Shares represented in person or by proxy by a broker or nominee where such broker or nominee (i) has not received voting instructions on a particular matter from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on such matter. In the case of a broker non-vote, such shares will not be treated as "present" and "entitled to vote" on the matter and, thus, a broker non-vote or the withholding of a proxy's authority will have no effect on the outcome of the vote on the matter.

PROPOSAL ONE - ELECTION OF DIRECTORS

The number of directors of the Company, as determined by the board of directors pursuant to the Company's Amended and Restated Articles of Association (the "Articles"), is seven. In accordance with the Articles, the board of directors of the Company consists of three classes: Class I, Class II and Class III, consisting of two, two and three directors, respectively. One of the three classes is elected each year to succeed the directors whose terms are expiring. The Class II directors are to be elected at the Annual Meeting, the Class III directors are to be elected at the 2008 annual meeting of shareholders and the Class I directors are to be elected at the 2009 annual meeting of shareholders. Directors hold office until the annual meeting for the year in which their terms expire and until their successors are elected and take office, unless, prior to that date, they have resigned or otherwise left office.

The board has determined that four directors, Ms. Cohen and Messrs. Finkelstein, Harris, and Preston, are independent directors as defined in the rules of the Nasdaq Stock Market (the "Nasdaq Rules").

At the Annual Meeting, the Class II directors are to stand for election to the board to serve until the 2010 annual meeting of shareholders. The nominees for election as Class II directors at the Annual Meeting are Cynthia R. Cohen and Charles D. Finkelstein, who are presently directors of the Company. Each of the nominees was nominated by the board based on the recommendation of the Governance and Nominating Committee.

If either of the nominees is unable or unwilling to serve as a director, proxies may be voted for a substitute nominee designated by the present board. The board of directors has no reason to believe that either of the nominees will be unable or unwilling to serve as directors.

If either Ms. Cohen or Mr. Finkelstein fails to be elected at the Annual Meeting, the board would, as soon as practicable, appoint an additional independent director to serve until the 2008 annual meeting of shareholders so that the Company would be in compliance with the Nasdaq Rules' requirement that the Company have a majority of independent directors.

The following table sets forth the names and ages (as of the date of the Annual Meeting) of the directors, the class (and year that class stands for election) to which each director has been elected, the positions and offices, if any, held by each director with the Company and the year during which each became a director of the Company.

Name	Age	Positions with the Company	Director Since
Class II
Directors Holding Office Until 2007
Cynthia R. Cohen	54	Director	2006
Charles D. Finkelstein	55	Director	1997

Class III
Directors Holding Office Until 2008
Leonard I. Fluxman	49	President and Chief Executive Officer and Director	1995
Michèle Steiner Warshaw	61	Executive Vice President of Cosmetics Limited and Director	1995
Steven J. Preston	55	Director	1997

Class I
Directors Holding Office Until 2009
Clive E. Warshaw	65	Chairman of the Board	1995
David S. Harris	47	Director	2004

Cynthia R. Cohen has served as a director of the Company since April 2006. She is the founder and President of Strategic Mindshare, a strategy consulting firm serving retailers and consumer product manufacturers since 1990. From 1987 to 1990, Ms. Cohen was a partner in management consulting with Deloitte & Touche LLP and its predecessor. Ms. Cohen is a director of bebe Stores, Inc., a specialty apparel retailer, Hot Topic, Inc., a teen apparel retailer and Equity One, a real estate investment trust that owns retail shopping centers in various parts of the United States. Ms. Cohen is a resident of the United States.

Charles D. Finkelstein has served as a director of the Company since February 1997. Since January 2001, he has served as President of Faber Coe & Gregg, Inc., which operates shops offering gifts, sundries and newspapers and other publications in airports, train stations, hotels and other venues in various parts of the United States. Since 1985, Mr. Finkelstein has served as general counsel, secretary and a director of that company. Mr. Finkelstein is a resident of the United States.

Leonard Fluxman has served as President and Chief Executive Officer of the Company since January 2001, and as a director since November 1995. From January 1999 through December 2000, he served as President and Chief Operating Officer of the Company. From November 1995 through December 1998, he served as Chief Operating Officer and Chief Financial Officer of the Company. Mr. Fluxman joined the Company in June 1994, in connection with the Company's acquisition of Coiffeur Transocean (Overseas), Inc. ("CTO"), which operated a business similar to that of the Company's predecessor, Steiner Group Limited, subsequently known prior to its dissolution as STGR Limited ("Steiner Group"). Mr. Fluxman served as CTO's Vice President - Finance from January 1990 until June 1994 and as its Chief Operating Officer from June 1994 until November 1996. Mr. Fluxman, a certified public accountant, was employed by Laventhol and Horwath from 1986 to 1989, during a portion of which period he served as a manager. Mr. Fluxman is a resident of the United States.

Michèle Steiner Warshaw has served as a director of the Company since November 1995 and as a senior officer of its Cosmetics Limited subsidiary since November 1996. From January 1996 through December 2001, she served as Executive Vice President of the Company. From November 1995 through December 1995, Ms. Warshaw served as the Company's Senior Vice President - Development. From 1967 until November 1995, Ms. Warshaw held a variety of positions with Steiner Group, including assisting in the design and development of shipboard facilities and services. Ms. Warshaw is a resident of The Bahamas. Ms. Warshaw is the wife of Clive E. Warshaw.

Steven J. Preston has served as a director of the Company since April 1997. Since March 1997, Mr. Preston has served as an independent financial consultant and since April 2003 he has been involved in real estate development. From 1974 through February 1997, Mr. Preston served with Arthur Andersen LLP ("Arthur Andersen"), including, from September 1985, as a tax partner. From 1995 until 2002, Arthur Andersen provided tax advice to the Company and served as the Company's independent auditors. Mr. Preston was the partner in charge of Arthur Andersen's engagement to provide tax advice to the Company prior to his departure from that firm. Mr. Preston is a resident of the United States.

Clive E. Warshaw has served as Chairman of the Board of the Company since November 1995. From November 1995 to December 2000, Mr. Warshaw also served as Chief Executive Officer of the Company. Mr. Warshaw joined Steiner Group in 1982 and served as the senior officer of the Maritime Division of Steiner Group from 1987 until November 1995. Mr. Warshaw is a resident of The Bahamas. Mr. Warshaw is the husband of Michèle Steiner Warshaw.

David S. Harris has served as a director of the Company since June 2004. He has served as President of Grant Capital, Inc., a private investment company, since January 2002. From May 2001 until December 2001, Mr. Harris served as a Managing Director in the investment banking division of ABN Amro Securities LLC ("ABN"). From September 1997 until May 2001, Mr. Harris served as a Managing Director and Sector Head of the Retail, Consumer and Leisure Group of ING Barings LLC, a financial institution ("ING"). The operations of ING with which Mr. Harris was associated were acquired by ABN in May 2001. From 1986 to 1997, Mr. Harris served in various capacities as a member of the investment banking group of Furman Selz LLC. Furman Selz LLC was acquired by ING in September 1997. Mr. Harris, through the firms with which he was then employed, provided investment banking services to the Company from time to time from 1996 through July 2001. In 2001, the Company received financing from an affiliate of ABN while Mr. Harris worked for ABN. Mr. Harris is a director of Rex Stores Corporation. Mr. Harris is a resident of the United States.

Recommendation of the Board of Directors

The board of directors recommends that the shareholders vote "FOR" the election of Cynthia R. Cohen and Charles D. Finkelstein as Class II Directors.

Meetings and Committees of the Board of Directors

The Company's board of directors met seven times in 2006.

The board of directors has an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. The Governance and Nominating Committee was established by the board in July 2006. Each of these committees operates under a written charter adopted by the board which sets forth the scope of the responsibilities of that committee. Copies of those charters are available for review on the Company's web site at www.steinerleisure.com. These three committees consist solely of directors who are independent as defined in the Nasdaq Rules. Ms. Cohen and Messrs. Harris and Preston are the members of the Audit and Compensation Committees. Ms. Cohen and Messrs. Finkelstein and Preston are the members of the Governance and Nominating Committee. Mr. Preston serves as Chair of the Audit Committee, Mr. Harris serves as Chair of the Compensation Committee and Ms. Cohen serves as Chair of the Governance and Nominating Committee. Ms. Cohen became a member of the Audit and Compensation Committees effective upon the resignation of Jonathan D. Mariner from the board and those committees in April 2006.

The Audit Committee is responsible for overseeing internal accounting controls and accounting, auditing and financial reporting matters, including the engagement of independent auditors and the review of financial statements included in the Company's Securities and Exchange Commission ("SEC") filings. The Audit Committee also is responsible for the review of proposed transactions between the Company and related parties. The report of the Audit Committee appears below under "Audit Committee Report." The Audit Committee met seven times during 2006.

The Compensation Committee is responsible for approving the compensation arrangements for executive officers and certain other officers of the Company and for establishing policies relating to that compensation.  Under the Compensation Committee charter, adopted in April 2007, the committee also is responsible for recommending the compensation of the Company's directors. The board of directors is responsible for determining compensation of board members. Those compensation determinations have been made based on discussions with management and review of information from Towers Perrin, an independent compensation consultant. As described below under "Executive Compensation - Compensation Discussion and Analysis," Towers Perrin has been retained by the Compensation Committee to provide advice on executive officer compensation.

The Compensation Committee also is responsible for administering the Company's Amended and Restated 1996 Share Option and Incentive Plan, which has expired other than with respect to outstanding awards thereunder (the "1996 Option Plan") and 2004 Equity Incentive Plan (the "Equity Plan").

The Compensation Committee met nine times during 2006.

The Governance and Nominating Committee was established by the board in July 2006 and is responsible for monitoring and overseeing matters of corporate governance and selecting, evaluating and recommending to the Board qualified candidates for election or appointment to the Board. The Governance and Nominating Committee met once during 2006.

In 2006, each of the board members attended more than 75 percent of all of the board meetings and meetings of the committees of which such director was a member, except that Jonathan D. Mariner attended one of the two Audit Committee meetings that took place in 2006, prior to his resignation from the board and that committee in April 2006.

All board members are expected to attend the Company's annual meetings of shareholders. At the 2006 annual meeting, all of the board members were in attendance.

Shareholder Communications With the Board of Directors

Shareholders desiring to communicate with the board of directors or a particular director may send a letter to the Company's Secretary, c/o Steiner Management Services, LLC, Suite 200, 770 South Dixie Highway, Coral Gables, FL 33146. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Shareholder-Board Communication" or "Shareholder-Director Communication." All such letters must identify the sender as a shareholder and clearly state whether the intended recipients are all of the members of the board or one or more specified directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors, as the case may be.

Code of Ethics

The board of directors has adopted a Code of Business Conduct and Ethics for the Company, which is applicable to all officers, directors and employees of the Company and its subsidiaries, including the Company's Chief Executive Officer and Chief Financial Officer. The Code of Business Conduct and Ethics is available for review on the Company's website at www.steinerleisure.com.

Director Nomination Procedures

The Governance and Nominating Committee has adopted procedures to be followed in connection with nominations to the board. A copy of the Nomination Procedures can be found on the Company's website at www.steinerleisure.com.

The Governance and Nominating Committee will consider all qualified candidates identified by various sources, including members of the board, management and shareholders. Candidates for directors recommended by shareholders will be given the same consideration as those identified from other sources.

The Governance and Nominating Committee is responsible for reviewing each candidate's biographical information, meeting with each candidate and assessing each candidate's independence, skills and expertise based on a number of factors, including the following criteria relating to the traits, abilities and experience of potential director candidates:

    whether the candidate is of high ethical character, has high integrity and has the ability to make analytical inquiries and exercise sound business judgment;

    whether the candidate serves or previously served as a chief executive officer or chief financial officer of a public company or has comparable experience leading a complex organization;

    whether the candidate is accomplished in his or her field, with special consideration being given to those who are experienced in the industries in which the Company is engaged or proposes to engage;

    whether the interplay of the candidate's knowledge, expertise, skills and experience with that of the other members of the board would build a board that is effective, collegial and responsive to the needs of the Company;

    the absence of any conflicts with the interests of the Company; and

    whether the candidate would be willing and capable to take the time to actively participate in meetings of the board and its committees and related activities.

Based on its assessment of a candidate's qualifications, the Governance and Nominating Committee makes recommendations to the board of directors regarding director candidates.

Shareholders who wish to propose a nominee for director at the 2008 annual meeting of shareholders should send written notice to the Company's Secretary by the date specified below in this Proxy Statement in the second paragraph under "Shareholder Proposals for 2008 Annual Meeting" (the "General Proposal Requirements"). Each written notice must set forth, in addition to the General Proposal Requirements: (i) the name and address of the shareholder who is making the nomination; (ii) the number of Common Shares beneficially owned by the shareholder and a representation that the shareholder is a holder of record of Common Shares entitled to vote at such annual meeting of the shareholders and intends to appear in person or by proxy at the meeting and nominate the person specified in the notice; (iii) the name of the director candidate; (iv) a complete statement of the candidate's qualifications (including education, work experience, knowledge of the Company's industry, membership on other boards of directors and civic activities); (v) a description of all arrangements or understandings between the shareholder and the candidate and/or any other person or persons pursuant to which the nomination is to be made by the shareholder; (vi) such other information regarding a candidate as would be required to be included in a proxy statement, including information with respect to a candidate's independence as defined in the Nasdaq Rules and information regarding the candidate's attributes that the board would need to consider in order to assess whether such candidate would qualify as an "audit committee financial expert" as defined in the regulations of the SEC; and (vii) the candidate's consent to serve as a director of the Company if elected.

COMPENSATION OF DIRECTORS

Chairman of the Board Compensation

During 2006, pursuant to a five-year employment agreement with the Company, effective January 1, 2002, Mr. Warshaw received $25,000 for serving as Chairman of the Board, and an annual award under the Equity Plan (which plan is described below under "Executive Compensation - 2004 Equity Incentive Plan") of ten-year options to purchase 25,000 Common Shares. The terms of these options are described in note (6) to the "Director Compensation Table," below. Mr. Warshaw also received an automobile allowance and payment of health insurance premiums. As is the case with all directors, Mr. Warshaw is entitled to reimbursement of expenses incurred in connection with fulfilling his duties. While his employment agreement has expired, pending entry into a new agreement, the Compensation Committee has authorized the Company to continue to pay Mr. Warshaw the compensation described above (other than the options), which includes the right to receive $25,000 in the event he terminates his position after a change in control of the Company. For this purpose, "change in control" has a meaning similar to that described below under "Executive Compensation - Employment Agreements" with respect to the employment agreement for Sean Harrington. Mr. Warshaw also receives annual consulting fees of $30,000 and a $1,500 fee for each meeting of the board and board committee (where invited by the committee) he attends.

Mr. Fluxman receives no compensation for serving on the board.

Cash Compensation

Each director who is not an employee of the Company or any subsidiary of the Company (a "Non-Employee Director") is entitled to receive an annual retainer payment of $34,000. Ms. Cohen and Mr. Harris, as respective Chairs of the Compensation and Governance and Nominating Committees, each are entitled to receive an additional $6,000 annual retainer. Mr. Preston, as Chair of the Audit Committee, is entitled to receive an additional $12,000 annual retainer. Each Non-Employee Director and Ms. Warshaw also receives $1,200 for each meeting of the board of directors attended and for each meeting of a board committee (of which he or she is not a member) attended at the request of that committee and $850 for each committee meeting attended (for committee members), except for the Chair of each committee, who receives $1,100 for each committee meeting attended. Prior to June 14, 2006, the fees for directors (other than Messrs. Warshaw and Fluxman) were as follows: Board meeting fees - $1,000; committee meeting fees - $700; additional meeting fees for committee chairs - $200.

Equity Compensation

In 2006, each Non-Employee Director and Ms. Warshaw received, under the Equity Plan, an award of a number of restricted Common Shares determined by dividing $50,000 by the closing price of the Common Shares on the date of the 2006 annual meeting of shareholders (the "Closing Price"). In addition, each Non-Employee Director who serves as chair of a board committee received on the date of the Annual Meeting a number of restricted shares determined by dividing $10,000 by the Closing Price. These restricted shares vest on the first anniversary of the date of grant except that, in the event of a change in control of the Company (which has a meaning in the Equity Plan similar to that described below under "Executive Compensation - Employment Agreements" with respect to the employment agreement for Mr. Boehm), the options are immediately exercisable. These shares are subject to forfeiture upon the termination of service on the board other than removal by the board without cause. Non-Employee Directors have no rights as shareholders with respect to the restricted shares until those shares vest.

The Compensation Committee has approved the same annual equity award as described above for 2007, to be awarded to the Non-Employee Directors and Ms. Warshaw on the date of the Annual Meeting.

In addition, Ms. Cohen received options to purchase 518 Common Shares upon joining the board in April 2006 pursuant to the Company's Amended and Restated Non-Employee Directors' Share Option Plan, which expired in June 2006 (the "Former Directors' Plan"). These options have a term of ten years and vest on the first anniversary of the grant date, subject to accelerated vesting upon a change in control of the Company (which has a meaning in the Former Directors' Plan similar to that in the Equity Plan) and the death of the holder. The award also provides that the options would be forfeited upon termination of board service as a result of misconduct and that, in the event of other terminations of board service (other than death), options that are not then exercisable would terminate three years following the date they become exercisable. Options that are exercisable on the date of such termination would continue to be exercisable for a period of three years (or until their expiration date, if earlier).

Director Compensation Table

The following table sets forth information with respect to the compensation for 2006 of the Company's directors, other than Mr. Fluxman, who receives no compensation for serving on the board.

Name	Fees Earned or paid in cash ($) (1)	Share Awards ($) (2)	Option Awards ($) (3)	All Other Compensation ($) (4)	Total ($)
Cynthia R. Cohen	$50,100	$27,265	$4,997	$--	$82,362
Charles D. Finkelstein	42,650	27,265	21,376	--	91,291
David S. Harris	61,600	32,722	21,376	--	115,698
Jonathan D. Mariner (5)	5,400	--	28,502	--	33,902
Steven J. Preston	68,950	32,722	28,502	--	130,174
Clive E. Warshaw	35,500	--	263,214 (6)	61,593(7)	360,307
Michèle Steiner Warshaw	7,800	27,265	21,376	75,137 (8)	131,578

    These amounts represent the cash meeting fees and annual cash retainers. Ms. Warshaw does not receive an annual cash retainer. Mr. Warshaw's $25,000 annual payment is designated as a "salary" in his employment agreement. These payments are described in the narrative preceding this table.

    This column reflects the dollar amount recognized for financial statement reporting purposes for 2006 in accordance with FAS 123R (excluding forfeiture estimates) for awards of unvested restricted shares. The only share awards made to the directors were those made in 2006. The methodologies and assumptions utilized in the valuation of these equity awards (as well as the award referenced in note (3), below) are set forth in Note 2(n) to the Consolidated Financial Statements of Steiner Leisure Limited and its Subsidiaries, contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2006.

    Ms. Cohen, Mr. Finkelstein and Ms. Warshaw each received an award of 1,279 restricted shares (with a grant date fair value computed under FAS 123R of $50,000) in June 2006. Messrs. Harris and Preston each received an award of 1,535 restricted shares (with a grant date fair value computed under FAS 123R of $60,000) in June 2006. These restricted share awards are described in the narrative preceding this table. Each of these directors held all of those unvested restricted shares as of December 31, 2006, which were the only share awards held by the directors on that date. Equity awards to directors through April 2006 (consisting solely of share options) were made pursuant to the Former Directors' Plan. Equity awards to directors after April 2006 (consisting solely of restricted shares) were made pursuant to the Equity Plan.

    This column reflects the dollar amount recognized for financial statement reporting purposes for 2006 in accordance with FAS 123R (excluding forfeiture estimates) for awards of share options. These amounts reflect options granted prior to 2006, except for Ms. Cohen (options only granted in 2006) and Mr. Warshaw (options also granted in 2006). Upon joining the Board in April 2006, Ms. Cohen received the 518 share options described in the narrative preceding this table. The grant date fair value of those options (computed under FAS 123R) was $6,962. Mr. Warshaw's awards are described in note (6), below.

    As of December 31, 2006, the following directors held the following number of share options: Ms. Cohen - 518; Mr. Finkelstein - 10,226; Mr. Harris - 6,000; Mr. Preston - 4,000; Mr. Warshaw - 25,002; and Ms. Warshaw - 24,285.

    No other compensation was received by directors other than Mr. Warshaw and Ms. Warshaw, other than in the case of one director who received perquisites in an aggregate amount of less than $120, the details of which are not required to be reported in this table. The amounts reflected in this column were determined in the manner described in note (3) of the Summary Compensation Table, below.

    Mr. Mariner resigned from the Board in April 2006.

    Mr. Warshaw received ten-year options to purchase 25,000 Common Shares in November 2006, pursuant to his employment agreement with the Company. These options have an exercise price equal to the average of the high and low prices of the Common Shares on the grant date and vest in equal installments on the first three anniversaries of the grant date, except that in the event of a change in control of the Company or termination (at least one year after the grant date) of Mr. Warshaw's employment by the Company in violation of his employment agreement, the options are immediately exercisable. These options only are exercisable during Mr. Warshaw's employment with the Company or within 30 days after termination of employment, except that they would remain exercisable for one year after death or disability and for three months after termination of employment by the Company without cause. The grant date fair value of these options (computed under FAS 123R) was $395,383.

    This amount includes an annual consulting fee of $30,000 and, pursuant to Mr. Warshaw's employment agreement with the Company, an automobile allowance of $17,000 and payment of health insurance premiums of $12,000. Mr. Warshaw also received spa services at Company facilities in the amount of $2,466 and samples of Company products in the amount of $127.

    Ms. Warshaw serves as Executive Vice President of the Company's Cosmetics Limited subsidiary. This amount includes payments to Ms. Warshaw for her services in that capacity in 2006 pursuant to an employment agreement that expired on December 31, 2006 (salary of $64,000 and an automobile allowance of $10,000). Ms. Warshaw also received spa services at Company facilities in the amount of $1,010 and samples of Company products in the amount of $127. The Compensation Committee has authorized the Company to continue to pay to Ms. Warshaw the salary and automobile allowance for 2007 pending entry by the Company and Ms. Warshaw into a new employment agreement.

AUDIT COMMITTEE REPORT

The Audit Committee consists of three members, Steven J. Preston, Chair, Cynthia R. Cohen and David S. Harris. The board of directors has determined that each of the Audit Committee members is independent of the Company as defined in the Nasdaq Rules. The board also has determined that each member of the Audit Committee qualifies as an "Audit Committee Financial Expert" within the meaning of applicable SEC regulations.

Management has the primary responsibility for the Company's internal controls, the financial reporting process and preparation of the consolidated financial statements of the Company. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The Audit Committee's responsibility is to oversee these processes.

The Audit Committee reviewed and discussed with management and the Company's independent auditors, Ernst & Young, the Company's audited consolidated financial statements for the fiscal year ending December 31, 2006. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee also discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

The Audit Committee received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) on (i) that firm's independence as required by the Independence Standards Board and (ii) the matters required to be communicated under generally accepted auditing standards. The Audit Committee also has discussed with the independent auditors their independence from the Company and has considered whether the provision of non-audit services to the Company is compatible with the independence of the auditors.

Based upon the review and discussions referenced above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements of the Company be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2006.

Members of the Audit Committee:

Steven J. Preston, Chair
Cynthia R. Cohen
David S. Harris

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that might incorporate future filings, including this Proxy Statement, in whole or in part, the Audit Committee Report, shall not be incorporated by reference into any such filings.

Fees Paid to Auditor

The following table sets forth the fees incurred by the Company to Ernst & Young for fiscal years 2006 and 2005:

	2006	2005
Audit Fees	$1,144,462	$1,064,541
Audit-Related Fees	387,344	278,816
Tax Fees	9,214	6,563
All Other Fees	13,724	--
Total	$1,554,744	$1,349,920

Audit Fees. These fees were for services that included the audit of the Company's annual financial statements and review of quarterly financial statements and services that are normally provided by the independent auditors in connection with statutory and regulatory filings. For 2005 and 2006, a significant portion of the services included the audit of the Company's internal controls over financial reporting. These services also included advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and statutory audits required by non-U.S. jurisdictions.

Audit-Related Fees. For 2006, these fees were primarily for the required audits of the Utah College of Massage Therapy ("UCMT"), after it was acquired by the Company. This amount also includes fees for advisory services pertaining to agreed upon procedures relating to a resort spa. For 2005, these fees were for due diligence services in connection with the Company's acquisition of UCMT.

Tax Fees. These fees were for tax advice and preparation of certain tax forms and tax returns.

Other Fees. These fees were for services in connection with the relocation of the Company's Asian resort spas administrative office.

Pre-Approval Policies and Procedures for Audit Services and Permitted Non-Audit Services

The Audit Committee has adopted a policy and related procedures requiring its pre-approval of all audit and non-audit services to be rendered by Ernst & Young. These policies and procedures are intended to ensure that the provision of such services does not impair Ernst & Young's independence. These services may include audit services, audit-related services, tax services and other services. The policy provides for the annual establishment of fee limits for various types of audit services, audit-related services, tax services and other services, within which the services are deemed to be pre-approved by the Audit Committee. Ernst & Young is required to provide to the Audit Committee back-up information with respect to the performance of such services.

The Audit Committee has delegated to its Chair the authority to pre-approve services, up to a specified fee limit, to be rendered by Ernst & Young and requires that the Chair report to the Audit Committee any pre-approval decisions made by the Chair at the next scheduled meeting of the Audit Committee.

All services performed by Ernst & Young for the Company for 2006 were pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information, as of April 16, 2007, regarding the beneficial ownership of the Common Shares of (i) each director and each executive officer of the Company identified below under "Executive Compensation," (ii) all directors and all executive officers of the Company as a group and (iii) each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Shares (based on a review of filings with the SEC). All of the individuals listed are executive officers and/or, as the case may be, directors of the Company. The address for the directors and the identified executive officers is the address of the Company's administrative affiliate, Steiner Management Services, LLC, Suite 200, 770 South Dixie Highway, Coral Gables, FL 33146. Unless otherwise indicated, the beneficial owner had sole voting and dispositive power with respect to the shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(#)	Percent of Class(%)
Clive E. Warshaw	1,360,362(1)	7.97%
Leonard Fluxman	244,600(2)	1.41
Stephen Lazarus	6,073(3)	*
Robert C. Boehm	73,421(4)	*
Glenn Fusfield	6,073(3)	*
Sean C. Harrington	11,189(5)	*
Michèle Steiner Warshaw	25,564(6)	*
Cynthia R. Cohen	1,797(7)	*
Charles D. Finkelstein	11,605(8)	*
David S. Harris	7,535(9)	*
Steven J. Preston	6,091(10)	*
Directors and executive officers as a group (16 persons)	1,821,150(11)	10.41
FMR Corp	1,722,200(12)	10.09
82 Devonshire St., Boston, MA 02109
Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, Jr.	1,097,109(13)	6.43
One Franklin Parkway, San Mateo, CA 94403
Wellington Management Company, LLP	1,477,311(14)	8.66
75 State Street, Boston, MA 02109

__________

* Less than one percent

(1) Includes 2 shares issuable upon exercise of options currently exercisable, or exercisable within 60 days after April 16, 2007 (hereinafter, "currently exercisable"). Does not include shares owned by Michèle Steiner Warshaw, Mr. Warshaw's wife and a director of the Company, as to which Mr. Warshaw disclaims beneficial ownership.

(2) Includes 221,323 shares issuable upon exercise of currently exercisable options.

(3) Includes 3,834 shares issuable upon exercise of currently exercisable options.

(4) Includes 68,105 shares issuable upon exercise of currently exercisable options.

(5) Includes 7,000 shares issuable upon exercise of currently exercisable options.

(6) Includes 24,285 shares issuable upon exercise of currently exercisable options and 1,279 restricted shares that will vest on June 15, 2007. Does not include shares owned by Clive E. Warshaw, Ms. Warshaw's husband and the Chairman of the Board of the Company, as to which Ms. Warshaw disclaims beneficial ownership.

(7) Includes 518 shares issuable upon exercise of currently exercisable options and 1,279 restricted shares that will vest on June 15, 2007.

(8) Includes 10,226 shares issuable upon exercise of currently exercisable options and 1,279 restricted shares that will vest on June 15, 2007.

(9) Includes 6,000 shares issuable upon exercise of currently exercisable options and 1,535 shares that will vest on June 15, 2007.

(10) Includes 4,000 shares issuable upon exercise of currently exercisable options and 1,535 restricted shares that will vest on June 15, 2007.

(11) Includes 410,961 shares issuable upon exercise of currently exercisable options and 6,907 restricted shares that will vest on June 15, 2007.

(12) According to a Schedule 13G dated February 14, 2007 filed by FMR Corp. ("FMR"), FMR has no voting power with respect to the shares and sole dispositive power with respect to the shares.

(13) According to a Schedule 13G dated January 31, 2007 filed by Franklin Resources, Inc., (i) Templeton Investment Counsel, LLC has sole voting power with respect to 556,319 shares and sole dispositive power with respect to 565,079 shares, (ii) Franklin Templeton Investments Corp. has sole voting power and sole dispositive power with respect to 433,100 shares, (iii) Franklin Advisors, Inc. has sole voting power and sole dispositive power with respect to 61,420 shares, (iv) Franklin Templeton Investment Management Limited has sole voting power and sole dispositive power with respect to 34,910 shares and (v) Franklin Templeton Investments Australia Limited has sole voting power and sole dispositive power with respect to 2,600 shares.

(14) According to a Schedule 13G dated February 14, 2007 filed by Wellington Management Company, LLP ("Wellington"), Wellington has shared voting power with respect to 938,211 shares and shared dispositive power with respect to all of the shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Set forth below is a discussion of the Company's executive compensation programs pursuant to which the compensation described in the tables and accompanying notes below was paid.

Overview

The Company provides a competitive executive compensation program, the objectives of which are to attract, retain and reward employees whose performance and contributions add to the Company's success. This compensation approach targets total compensation at the 75th percentile of an identified peer group, with the opportunity to earn additional compensation for strong Company-wide and, in certain cases, business unit, performance. At that level of compensation, the Company believes that its executive compensation program is effective at attracting, retaining and rewarding executive officers responsible for leading the Company in the achievement of its business goals. The Company believes that this approach is consistent with its ultimate goal of maximizing shareholder value.

The compensation payable to the named executives is based on the employment agreements described below under "Employment Agreements." Those agreements, among other things, establish minimum base salaries (in each case the salary in effect as of the effective date of each agreement), the criteria for non-equity incentive compensation and general rights to receive equity awards. For the Chief Executive Officer, the agreement also establishes the minimum amounts of annual awards of certain equity compensation.

The Compensation Committee of the board of directors is responsible for reviewing and approving all compensation for the named executives and other executive officers of the Company.

Compensation Philosophy

The Compensation Committee believes that the Company's goal of maximizing shareholder value depends to a significant extent on the Company's ability to attract and retain qualified executive officers. In order to do so, the Compensation Committee believes that the Company is required to offer attractive compensation packages.

The Compensation Committee also believes that shareholder value is enhanced by aligning the interests of its executive officers with the interests of its shareholders. In the opinion of the Compensation Committee, the compensation arrangements for the named executives and other executive officers of the Company promote such an alignment of interests by offering (i) non-equity incentive compensation in the form of cash bonuses tied to specified Company and business unit performance criteria and (ii) the opportunity to receive equity awards under the Equity Plan, including equity incentive awards tied to specified Company and business unit performance criteria.

These forms of at-risk incentive compensation opportunities represent a very significant portion of the total compensation to the executive officers of the Company and are linked directly to the Company's performance, which typically is reflected in the per share price of the Company's Common Shares.

The Compensation Committee further believes that an executive officer's total compensation opportunity should be commensurate with position and responsibility. Accordingly, the proportion of total compensation attributable to variable, at-risk elements increases with successively higher levels of responsibility at the Company. Thus, the most senior executive officers of the Company who are responsible for the development and execution of the Company's strategic plans have the largest portion of their compensation tied to variable incentives, including equity-based compensation, in which ultimate value is dependent on changes that impact shareholder value.

Components of Compensation - Overview

The Company's compensation program for its executive officers consists of four components - base salary, non-equity incentive compensation in the form of cash bonuses, awards of restricted shares and performance shares and, through January 2006, share options, under the Equity Plan, and various employee benefits (including automobile allowances as well as medical and disability insurance and 401(k) plan benefits and analogous benefits to certain executive officers outside the United States). The program places a significant percentage of the Company's executive officers' compensation at risk, rewarding the executives if the performance of the Company warrants such a reward and, accordingly, encouraging the building of shareholder value.

Categories of Named Executives' Compensation

The Compensation Committee views the general parameters of compensation for the named executives in three categories. The first compensation category is for the Chief Executive Officer. This category reflects the overall responsibilities of the senior executive officer of the Company and the applicable compensation is determined accordingly.

The second category, for Messrs. Boehm, Fusfield and Lazarus reflects, for Messrs. Boehm and Lazarus, that their respective responsibilities entail work for the Company itself as well as for each of its divisions, and for Mr. Fusfield, responsibilities as chief operating officer of the Company's principal business unit (Maritime). For each of these three individuals, the base salary is the same and equity incentive compensation includes the same number of options and shares awarded or potentially awarded, in the case of performance shares. The difference in the scope of operating responsibilities between Messrs. Boehm and Lazarus, on the one hand, and Mr. Fusfield, on the other, is reflected in the fact that Mr. Fusfield's non-equity incentive compensation (potential cash bonus) and equity incentive compensation (performance shares) are weighted substantially toward the achievement of specified performance criteria by the Maritime Division.

The third category, for Mr. Harrington, also reflects the fact that he is the senior operating officer of a Company business unit (Elemis Products). While that business unit is smaller than the Maritime Division, the base salary of Mr. Harrington, who is based in the United Kingdom, is higher than that of Messrs. Boehm, Fusfield and Lazarus. This difference reflects primarily the strong British Pounds Sterling to U.S. Dollar exchange rate. This higher base salary also provides the potential for a higher non-equity incentive bonus, provided that the pertinent performance criteria targets are met or exceeded. Mr. Harrington's non-equity incentive compensation and equity incentive compensation are weighted substantially toward the achievement of specified performance criteria of his business unit.

Compensation Determination Process

The Compensation Committee makes compensation determinations for the named executives and the other executive officers of the Company annually, typically in the fourth quarter of the year preceding the year in question. For 2006, however, the determinations were made in January 2006, due to the Compensation Committee's continuing receipt of advice from the Consultant (as defined in the next paragraph, below) after the fourth quarter of 2005.

After all the requested advice was received and after meeting with management, the base salaries and equity awards for 2006 were approved by the Committee.

The Compensation Committee has retained Towers Perrin, an outside compensation consultant (the "Consultant"), at the Company's expense, to provide objective, independent analysis and advice to the committee with respect to compensation of the named executives and other executive officers of the Company. The Consultant was retained in 2005 to assess the competitiveness of the compensation of those officers so that appropriate compensation levels for 2006 could be determined. The Consultant also had been retained to provide advice with respect to compensation of the Company's executive officers in 2003 and was retained again in connection with the determination of 2007 compensation for those individuals.

The Consultant was advised of the Company's compensation philosophy of providing total compensation for the named executives in amounts placing them in the 75th percentile of total compensation of officers in similar positions at comparable companies. The Consultant reviewed base salary, annual incentives and long-term incentives of officers in positions similar to those of the Company's executive officers, with companies in comparable industries or with similar revenues and market capitalizations as the Company. For Mr. Harrington, the Consultant also looked at London-based positions.

In connection with the foregoing, the Consultant identified the following peer group of companies:

Alliance Gaming Corp.	ITT Educational Services, Inc.
Career Education Corp.	Inter Parfums, Inc.
Chattem, Inc.	MTR Gaming Group Inc.
Choice Hotels International, Inc.	Marcus Corp.
DeVry Inc.	Nature's Sunshine Products Inc.
Education Management Corp.	Pinnacle Entertainment Inc.
Helen of Troy Ltd.	WestCoast Hospitality Corp.

The Compensation Committee made its determinations for compensation to the named executives for 2006 based on information provided by the Consultant and recommendations from the Chairman of the Board and the Chief Executive Officer of the Company.

Components of Compensation - Analysis

Base Salary. Base salary is subject to the "floor" established in the employment agreements for each named executive (the salary in effect as of the effective date of the agreement). As part of the Compensation Committee's determination of overall compensation for the named executives, consideration is given to percentage increases in base salaries.

Overall, salary targets for the named executives and other executive officers are set based on the Company's budgets for the upcoming year (which budgets are required to be approved by the Compensation Committee to the extent they affect compensation of executive officers). Typically, there is a general percentage increase in base salary with individual variances based on relative performance (merit), the need to bring the base salary of one or more individuals to peer levels or other reasons.

For 2006, the percentage increase for executive officers generally was 6%, but Messrs. Fluxman, Boehm, Fusfield and Lazarus received increases from 10% to 19% as part of the total compensation modification intended to bring their total compensation into line with what the Compensation Committee deemed appropriate in light of the advice of the Consultant, based on the Consultant's peer group analysis. The various increases also equalized the base salaries of Messrs. Boehm, Fusfield and Lazarus, whom the Committee views as being subject to the same general compensation parameters, as discussed above.

Short-term Incentive Compensation. In addition to base salary, the employment agreements for the named executives provide them with the opportunity to earn additional cash compensation if the annual Company and, in the case of Messrs. Fusfield and Harrington, annual business unit, targets are met or exceeded. The performance criteria for, and the threshold, target and maximum amounts of, these awards are established in the employment agreements for the named executives. These awards are mathematically interpolated between threshold and maximum amounts and, in general, no positive or negative discretion is applicable to the award determination. However, due to the extraordinary performance of Mr. Harrington's business unit in 2004 and 2005, the maximum limit was waived with respect to Mr. Harrington for those years.

In addition, for 2007, upon recommendation by the Compensation Committee, with respect to new criteria and threshold and maximum amounts, which are reflected in Mr. Fusfield's 2007 employment agreement and which are expected to be reflected in Mr. Harrington's 2007 employment agreement (currently under negotiation), Messrs. Fluxman, Boehm and Lazarus agreed to modify their agreements accordingly. As a result, for the named executives, beginning in 2007, the criteria (in the case of Messrs. Fusfield and Harrington, a portion thereof), earnings per share of the Company, will further align their compensation opportunities with shareholder interests.  Additionally, the threshold amounts will be raised, the maximum amounts will be lowered and the potential incremental payments after the target has been achieved will be increased.

Long-Term Incentive Compensation. Long-term incentive compensation awards are designed to reward the named executives and other Company officers and employees for achievement of Company goals, which ultimately result in increased shareholder value. These awards are equity-based to align the long-term interest of executive officers (and other award recipients) with those of shareholders. These awards are made by the Compensation Committee under the Equity Plan. Certain information with respect to the Equity Plan is set forth below under "2004 Equity Incentive Plan."

Annual equity incentive awards are typically made in the fourth quarter at the time the base salaries for the named executives and other executive officers of the Company for the following year are determined. In 2005, no annual equity award was made because the Compensation Committee did not make a determination as to compensation for 2006 for the executive officers of the Company, including the named executives, until January 2006.

Until the January 2006 award (which substituted for the award that normally would have been made in the fourth quarter of 2005), these annual equity awards consisted of share options and, beginning with the award made in the fourth quarter of 2004, restricted shares. Those awards vest in equal installments over three years and increase in value only, and to the extent that, the interests of other holders of the Common Shares increase.

The January 2006 long-term equity incentive awards consisted of two components. The first (constituting slightly more than half of the total number of shares underlying the awards), was share options with the terms described above. The second component of the award was performance shares, the vesting of which (over three years) is dependent on the achievement of specified Company (and business unit, in the case of Messrs. Fusfield and Harrington) performance criteria for 2006. Once the threshold level of the criteria was met, the awards vested, without increase for any performance beyond the threshold level of the criteria. The variance in amounts of these two forms of equity compensation reflected the transition to including as a portion of long-term incentive awards, equity awards with specific vesting criteria tied to Company and business unit performance.

That transition further reflected the Compensation Committee's view of the significance of the achievement of Company and business unit performance goals as a condition to the eligibility of executive officers to receive significant portions of their potential total compensation. That view was further reflected in the equity awards approved in December 2006 (for 2007), 70% of which consisted of performance shares tied to specified 2007 performance criteria. The balance of the awards consisted of restricted shares, which vest equally over three years. The same vesting schedule applies to the performance shares (provided the 2007 criteria are met).

The determination of the amount of equity awards for each of the named executives was based on the total compensation for such individual that was deemed appropriate by the Compensation Committee and subtracting from that number the proposed base salary and target short-term incentive bonus. The aggregate value of the two equity award components was intended to equal the remainder from that subtraction.

Other Equity Awards

The Compensation Committee also awards long-term equity compensation in the form of restricted shares, which vest equally over three years, in connection with the recruitment and retention of executive officers of the Company. In 2006, the committee awarded restricted shares to each of Mr. Fluxman and Mr. Lazarus upon his entering into a new employment agreement with the Company. Equity awards also have been made to certain executive officers at the times they commenced employment with the Company.

Applicability of Section 162(m)

Section 162(m) of the United States Internal Revenue Code of 1986, as amended (the "Code"), limits the annual corporate federal income tax deduction for compensation paid to the named executives to $1,000,000, unless the compensation qualifies as "performance based" and has been approved in advance by a vote of the Company's shareholders. For 2006, the deductibility of the compensation of three of the named executives was subject to this limitation on deductibility primarily because of certain grants of equity that are subject to this limitation. This limitation did not require the Company to pay U.S. federal income tax in 2006, however, because (i) a significant portion of the Company's income is not subject to U.S. income tax and, therefore, a significant portion of the named executives' compensation is allocable to income not subject to U.S. income tax and (ii) there were sufficient net operating losses available to the Company for that year to offset such loss of deductibility. The Company believes that performance based equity awards made under the 2004 Equity Plan, commencing with those made in December 2006, will not be subject to the limitations under Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis ("CD&A") with management and, based on such review and discussions, the Compensation Committee recommended to the board that the CD&A be included in this Proxy Statement.

Members of the Compensation Committee

David S. Harris, Chair
Cynthia R. Cohen
Steven J. Preston

Summary Compensation Table

The following table sets forth, for the fiscal year ended December 31, 2006, information concerning compensation for services in all capacities to the Company's principal executive officer (Chief Executive Officer), principal financial officer (Executive Vice President and Chief Financial Officer) and the next three most highly compensated executive officers (collectively, the "named executives").

Name and principal position	Year	Salary ($)	Share awards ($) (1)	Option awards ($) (1)	Non-equity incentive plan compensation ($) (2)	All other compensation ($) (3)	Total ($)
Leonard I. Fluxman President and Chief Executive Officer	2006	$ 575,039	$ 755,533	$ 392,234	$ 706,453	$ 47,028(4)	$ 2,476,287
Stephen Lazarus Executive Vice President and Chief Financial Officer	2006	280,000	270,045	194,203	171,994	29,588(5)	945,830
Robert C. Boehm Senior Vice President and General Counsel	2006	280,000	226,059	162,586	171,994	49,693(6)	890,332
Glenn Fusfield Executive Vice President and Chief Operating Officer - Maritime	2006	280,000	226,059	149,774	160,339	29,484(7)	845,656
Sean C. Harrington Managing Director of Elemis Limited (8)	2006	342,904	197,935	72,133	186,677	44,377(9)	844,026

    The amounts in these columns represent the dollar amounts recognized by the Company as expenses for financial reporting purposes for 2006 in accordance with FAS 123R (without estimates of forfeiture) for restricted shares and performance shares ("Share awards" column) and share options ("Options awards") granted to the named executives in 2006 and prior years. The methodologies and assumptions utilized in the valuation of these equity awards are set forth in Note 2(n) to the Steiner Leisure Limited and Subsidiaries Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2006. These equity awards were made under the (i) 1996 Option Plan (awards made until June 2004) and (ii) Equity Plan (awards made beginning in June 2004).

    These awards were made based on the satisfaction of criteria specified in the incentive bonus provisions of the respective employment agreements for the named executives. These bonus provisions are described below under "Employment Agreements."

    The dollar amounts for the perquisites and personal benefits reported in this column are based on the incremental cost of these items to the Company and were determined (i) where the benefit was linked to a direct out-of-pocket expense, based on the actual expense incurred, (ii) where the benefit was ancillary to a business expense (i.e., performance of spa services by Company personnel), based on the estimated incremental cost of the spa services and (iii) with respect to samples of Company products, based on the cost of these products to the Company. Where the cost was denominated in British Pounds Sterling, these amounts were converted into U.S. Dollars based on the average exchange rate for 2006. Certain of the named executives (and directors) also purchased Company products at a discount, but since that discount price was in excess of the cost to the Company of the products, there was no incremental cost to the Company in connection with such purchases and, therefore, those transactions are not required to be reported in this table.

    Represents an automobile allowance of $20,000, contribution to a 401(k) plan account of $8,400, disability insurance premiums of $6,835, medical insurance premiums of $5,864, term life insurance premiums of $1,790, spa services for Mr. Fluxman and his immediate family at Company facilities in the amount of $2,807, reimbursement of home business telephone and Internet line charges of $1,205 and samples of Company products in the amount of $127.

    Represents an automobile allowance of $10,000, contribution to a 401(k) plan account of $8,400, disability insurance premiums of $4,521, medical insurance premiums of $5,864, spa services for Mr. Lazarus and his immediate family at Company facilities in the amount of $269, reimbursement of home Internet line charges of $407 and samples of Company products in the amount of $127.

    Represents an automobile allowance of $10,000, contribution to a 401(k) plan account of $8,400, disability insurance premiums of $2,647, payments in lieu of medical insurance premiums of $15,205, a payment of $11,760 for unused vacation time, spa services for Mr. Boehm and his immediate family at Company facilities in the amount of $1,018, reimbursement of home Internet line charges of $536 and samples of Company products in the amount of $127.

    Represents an automobile allowance of $10,000, contribution to a 401(k) plan account of $8,400, disability insurance premiums of $3,308, medical insurance premiums of $5,864, spa services for Mr. Fusfield and his immediate family at Company facilities in the amount of $1,785 and samples of Company products in the amount of $127.

    Mr. Harrington's cash compensation was paid in British Pounds Sterling. All such amounts, as well as the values of non-cash items reported under "All Other Compensation," are presented in U.S. Dollars based on the average exchange rate for 2006.

    Represents an automobile allowance of $23,515, contribution to a private pension arrangement maintained by Mr. Harrington of $17,145, medical insurance premiums of $2,933, spa services for Mr. Harrington and his immediate family at Company facilities in the amount of $171, reimbursement of home Internet line charges of $486 and samples of Company products in the amount of $127.

Employment Agreements

The Company has entered into employment agreements with the named executives, as described below. All of these agreements provide for, among other things: (i) the termination of the employee by the Company upon the occurrence of specified events relating to the employee's conduct; (ii) an agreement from the employee not to compete with the Company, not to disclose certain confidential information of the Company and not to solicit employees of the Company to leave their employment with the Company; (iii) the continuation of compensation payments to a disabled named executive until such officer has been unable to perform the services required of him or her for specified periods of time; (iv) an automobile allowance; (v) payments to be used for the purchase of a disability insurance policy and, in the case of Messrs. Fluxman and Lazarus, term life insurance; (vi) payments upon death or disability; (vii) 401(k) (at times when permitted under the Company's plan) or United Kingdom pension plan payments, as the case may be; (viii) health insurance (or payments in lieu thereof); and (ix) payments in lieu of unused vacation time (up to certain limits). The named executives and their immediate families are also entitled to receive certain complimentary spa services at facilities of the Company and discounts on products of the Company. The budgets containing targeted criteria on which bonuses may be earned under the employment agreements are required to be approved for such purpose by the Compensation Committee. For each of the named executives, the base salary under these agreements, generally, has been increased by the Compensation Committee as of each first of January during the terms thereof.

Under their employment agreements, the named executives are entitled to receive certain payments from the Company and the acceleration of certain equity awards in the event such named executive's employment with the Company terminates under various circumstances, including termination by a named executive after a change in control of the Company. If the employment agreement of a named executive is not renewed on terms at least as favorable as in that agreement (other than Mr. Harrington), that named executive also would be entitled to certain payments. The types of terminations and the amounts payable for each are described below under "Potential Payments on Termination, Including After a Change in Control."

Leonard Fluxman. In March 2006, the Company entered into a five-year employment agreement with Leonard Fluxman, effective as of January 1, 2006. The agreement provides for a minimum annual base salary of $575,000 and, as amended effective January 2007, an annual bonus of 50% of his then base salary upon the attainment of 90% of the budgeted earnings per share of the Company for the year in question and additional bonuses based on the Company's exceeding that 90% threshold, including exceeding the budgeted earnings per share up to a maximum bonus equal to 200% of his base salary. For 2006, the bonus threshold and criterion was 75% of budgeted net earnings of the Company and the maximum bonus was an amount equal to 5% of the Company's budgeted net earnings for 2006. Mr. Fluxman's bonus is subject to reduction of up to 25% by the Compensation Committee in the event of certain failures by Mr. Fluxman to follow Company policy.

The agreement also provides for a grant, on the date thereof, of 30,000 restricted Common Shares pursuant to the Equity Plan, which vest at the rate of one-third thereof on each of the first three anniversaries of the date of the grant, and the granting to Mr. Fluxman, as part of the annual grant of equity to officers and certain other employees of the Company, of not less than 21,000 options to purchase Common Shares (which will vest at the rate of one-third thereof on each of the first three anniversaries of the date of grant, subject to acceleration in certain events) and 26,000 restricted Common Shares of the Company. The restricted shares are subject to vesting schedules and the meeting of certain Company performance criteria to be determined annually by the Compensation Committee, but which, as to the shares granted for 2006, vest at the rate of one-third thereof on each of the first three anniversaries of the date of grant, subject to the Company attaining specified earnings per share for 2006. The unvested portions of any of the restricted shares or options granted to Mr. Fluxman during the term of the agreement would be immediately forfeited in the event Mr. Fluxman's employment is terminated for cause or he voluntarily resigns his employment. Those options and restricted shares would vest immediately upon (i) Mr. Fluxman's death or disability, (ii) Mr. Fluxman's retirement, (iii) termination of Mr. Fluxman's employment without cause or for illness or (iv) Mr. Fluxman's termination of his employment for Good Reason (which includes a change in control). The agreement also gives Mr. Fluxman the right under certain circumstances to require the Company to purchase any shares of Steiner Education Group, Inc. ("SEG") held by Mr. Fluxman at the time of the termination of Mr. Fluxman's employment with the Company.

Mr. Fluxman is entitled to certain payments and acceleration of vesting of equity awards in the event of termination of his employment after a change in control. In addition, the agreement provides that if Mr. Fluxman is required to pay, on or following a change in control, any excise tax pursuant to the Code, or any interest or penalties with respect to such excise tax, with respect to payments he receives from the Company (the "Payments"), the Company is required to pay to or on behalf of Mr. Fluxman an additional payment (a "Gross-Up Payment") in an amount such that after payment by Mr. Fluxman of all taxes imposed on the Gross-Up Payment, Mr. Fluxman retains an amount of the Gross-Up Payment that will be equal to the excise tax imposed upon the Payments.

Under his employment agreement, a "change in control" is deemed to occur if (i) over a twelve (12) month period, a person or group of persons acquires shares of the Company representing thirty-five percent (35%) of the voting power of the Company or a majority of the members of the board is replaced by directors not endorsed by the members of the board before their appointment or (ii) a person or group of persons (other than a person or group of persons controlled, directly or indirectly, by shareholders of the Company) acquires forty percent (40%) or more of the gross fair market value of the assets of the Company over a 12-week period.

Stephen Lazarus. The Company entered into a five-year employment agreement, effective August 21, 2006, with Stephen Lazarus, Executive Vice President and Chief Financial Officer of the Company. That agreement provides for the payment of an annual base salary of not less than $280,000. In addition, Mr. Lazarus is entitled to receive a bonus of 25% of his then base salary upon the attainment of 90% of the budgeted earnings per share of the Company for the year in question and additional bonuses based on the Company's exceeding that 90% threshold, including exceeding the budgeted earnings per share of the Company, up to a maximum bonus equal to 100% of base salary. For 2006, the bonus threshold and criterion was 75% of budgeted net earnings of the Company and the maximum bonus was an amount equal to 2.5% of the budgeted net earnings of the Company for 2006. That bonus is subject to reduction of up to 25% by the Compensation Committee in the event of certain failures by Mr. Lazarus to follow Company policy.

Mr. Lazarus is entitled to certain payments and acceleration of vesting of equity awards in the event of termination of his employment after a change in control (which has the same meaning as in the employment agreement for Mr. Fluxman).

The agreement also provides for a grant on the date thereof of 10,000 restricted Common Shares pursuant to the Equity Plan, which vest on the first three anniversaries of the date of the grant (subject to acceleration in certain events), and the right to be granted equity awards, as part of the Company's annual grant of awards to officers and other employees.

Robert C. Boehm. The Company entered into an employment agreement, effective September 23, 2002, with Robert C. Boehm, Senior Vice President and General Counsel of the Company. That agreement expires on December 31, 2007. Under his agreement, as the agreement was amended effective January 1, 2007, Mr. Boehm is entitled to receive an annual base salary of not less than $233,333 and a bonus of 25% of his then base salary upon the attainment of 90% of the budgeted earnings per share of the Company for the year in question and additional bonuses based on the Company's exceeding that 90% threshold, including exceeding the budgeted earnings per share, up to a maximum bonus equal to 100% of base salary. For 2006, the bonus threshold and criterion was 75% of budgeted net earnings of the Company and the maximum bonus was an amount equal to 2.5% of the budgeted net earnings of the Company for 2006. Mr. Boehm's bonus is subject to reduction of up to 25% by the Compensation Committee in the event of certain failures by Mr. Boehm to follow Company policy.

Mr. Boehm is entitled to certain payments and acceleration of vesting of equity awards in the event of termination of his employment after a change in control. For such purpose, a "change in control" means (i) any transaction as a result of which a change in control would be required to be reported on Form 8-K under the Exchange Act; (ii) the acquisition of 20% or more of the Company's outstanding voting securities by a person or group; (iii) the acquisition of the right to vote for the election of directors or for any other matter of more than 20% of the Company's outstanding securities; (iv) during any period of 12 consecutive months (the "12 Month Period"), individuals who, at the beginning of such period, were directors of the Company, or individuals whose nomination or election was approved by a vote of 66 ⅔% of such directors or directors previously so elected or nominated, cease for any reason to constitute at least 50% of the board of directors of the Company; or (v) any person or group owning 20% or more of the Company's outstanding voting securities commences soliciting proxies.

Glenn Fusfield. In April 2007, the Company entered into a five-year employment agreement with Glenn Fusfield, Executive Vice President and Chief Operating Officer - Maritime of the Company, effective January 1, 2007. Under his agreement, Mr. Fusfield is entitled to receive an annual base salary of not less than $301,000 and a bonus comprised of three components. Under the first component, Mr. Fusfield is entitled to receive a bonus equal to 20% of his then base salary upon the attainment of 90% of the budgeted net income of the Company's Maritime Division for the year in question and additional bonuses based on that division's exceeding that 90% threshold, including its exceeding the budgeted net income. For 2006, the above bonus percentage was 13.75% and the threshold was 75%. Under the second component, Mr. Fusfield is entitled to receive a bonus of 3.75% of his then base salary upon the attainment of 90% of the budgeted earnings per share of the Company for the year in question and additional bonuses based on the Company's exceeding that 90% threshold, including exceeding its budgeted earnings per share. For 2006, the above threshold and criterion was 75% of budgeted net earnings of the Company. Under the third component, Mr. Fusfield is entitled to receive an amount equal to 1.25% of his then base salary upon the attainment of 90% of the budgeted net income of the Company's Coral Gables day spa for the year in question and additional bonuses based on that day spa's exceeding that 90% threshold, including exceeding its budgeted net income. For 2006, the above threshold and criterion was 75% of budgeted net earnings of that day spa. For 2006, there was also a fourth component to the bonus, whereby Mr. Fusfield was entitled to receive a bonus of 0.5% of his then base salary upon the attainment of each of five management business objectives established by the President of the Company.

The maximum bonus receivable under each of the three components is an amount equal to twice the threshold amount indicated above for such component. For 2006, the maximum aggregate bonus was an amount equal to 2.5% of the budgeted income from operations of the Maritime Division of the Company for that year. Mr. Fusfield's bonus is subject to reduction of up to 25% by the Compensation Committee in the event of certain failures by Mr. Fusfield to follow Company policy.

The balance of Mr. Fusfield's employment agreement has the same terms as in Mr. Lazarus's agreement.

Sean C. Harrington. The Company entered into a five-year employment agreement, effective January 1, 2002 (which expired by its terms on December 31, 2006), with Sean C. Harrington, Managing Director of Elemis Limited, a United Kingdom subsidiary of the Company which arranges for the production, packaging and supply of the Company's products ("Elemis"). The employment agreement provides for an annual base salary of not less than approximately $289,080. Mr. Harrington is also entitled to receive a bonus of 25% of his then base salary upon the attainment by the Company and Elemis of 75% of the budgeted net earnings levels for the year in question and additional bonuses based on those entities exceeding that 75% threshold, including exceeding their budgeted net earnings. The maximum bonus payable to Mr. Harrington was an amount equal to 2.5% of the consolidated net earnings of Elemis for the year in question, although due to the extraordinary performance of Elemis, that limit was waived by the Compensation Committee for 2004 and 2005. In addition, Mr. Harrington receives from the Company payments into a pension plan maintained on his behalf in an amount equal to up to five percent of his base salary. Mr. Harrington is paid in British Pounds Sterling. The U.S. Dollar amount referenced above is based on the British Pound Sterling to the U.S. Dollar exchange rate on April 16, 2007.

Mr. Harrington is entitled to certain payments and acceleration of vesting of equity awards in the event of termination of his employment after a change in control. For such purposes, a "change in control" has the same meaning as in Mr. Boehm's employment agreement except that the 24-Month Period is a 12-month Period.

The Company and Mr. Harrington are currently negotiating a new employment agreement that would be effective beginning in 2007.

2004 Equity Incentive Plan

Under the Equity Plan, directors, officers and certain other employees of, and consultants to, the Company may be granted a variety of long term incentives, including non-qualified share options, incentive share options, restricted and unrestricted shares, share appreciation rights, exercise payment rights and performance share awards. The Equity Plan is administered by the Compensation Committee of the board of directors. Under the Equity Plan, the Compensation Committee determines, in its discretion, among other things, who will receive awards, when the awards will be granted, the number of shares or cash (no cash awards have been granted to date) involved in each award, the time or times when any options will become exercisable or restrictions on shares will lapse, any performance criteria applicable to awards and, subject to certain conditions, the price and duration of options.

Equity awards granted under the Equity Plan may vest in specified installments. The term of any option may not exceed ten years from the date of grant. Payment of the exercise price of options may be made by certified or bank cashier's check, by tender of Common Shares having a fair market value equal to the option exercise price or by any other means acceptable to the Compensation Committee.

The Equity Plan provides that in the event of a change in control of the Company, all share options granted under the Equity Plan will automatically become fully exercisable.

In January 2006, awards of performance shares and/or, as the case may be, share options were made to the named executives and certain other employees of the Company. That grant was in lieu of an annual grant typically being made in the fourth quarter of each fiscal year and which did not take the place in the fourth quarter of 2005. In December 2006, an annual grant of restricted shares and/or, as the case may be, performance shares was made to the named executives and certain other employees of the Company.

The restricted shares and performance shares vest equally over a three-year period, but the performance shares vest only if certain specified Company performance criteria are attained. Holders of those performance shares and restricted shares do not have voting, dividend or other rights of shareholders until the restrictions lapse with respect to those shares. The share options vest equally over three years, have a term of ten years and have an exercise price equal to the average of the high and low price of a Common Share on the grant date.

The Non-Employee Directors and Ms. Warshaw received annual grants of restricted shares in 2006 under the Equity Plan.

A total of 1,500,000 Common Shares have been reserved for issuance under the Equity Plan, although that number is subject to adjustment for share dividends, share splits, recapitalizations and certain other events. The expiration date of the Equity Plan, after which awards may not be made thereunder, is June 16, 2014. Except as may be required under any applicable regulatory rules, the board of directors may amend or discontinue the Equity Plan without the consent of participants or the Company's shareholders, provided that no such action may adversely affect awards previously granted without the recipient's consent.

Equity Compensation Plan Information

The following information is as of December 31, 2006:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders(1)	1,119,368	$30.14	1,563,031
Equity Compensation Plans Not Approved by Security Holders(2)	11,000	98.00	89,000
Total	1,130,368	$30.80	1,652,031

(1) The number of securities to be issued upon exercise of outstanding options, warrants and rights includes shares issued under the (i) 1996 Option Plan, (ii) Equity Plan and (iii) Former Directors' Plan.

(2) The securities represent options covering shares of the common stock of SEG, a subsidiary of the Company (wholly-owned other than with respect to the shares underlying the options described below), issued under that entity's 1999 Stock Option Plan (the "SEG Plan"). The only grant of awards under the SEG Plan was a grant, at the time of adoption of the plan, of options to five senior officers of the Company (two of those officers have since left the Company and their options have been cancelled). These options vested and became exercisable in equal annual amounts over three years, have terms of ten years and are forfeited upon certain terminations of employment of an option holder with the Company. The exercise price of the options is the fair market value of the shares on the date of the grant.  The Company has no intention of issuing any other awards under the SEG Plan.

2006 Grants of Plan-Based Awards

The following table sets forth information concerning 2006 awards to the named executives of (i) cash incentive bonuses pursuant to their respective employment agreements and (ii) equity awards under the Equity Plan.

		Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All other share awards: Number of shares of stock or units (#) (3)	All other option awards: Number of securities underlying options (#) (4)		Exercise or base price of option awards ($/Sh)		Grant date closing price on Nasdaq Stock Market ($/Sh)		Grant Date Fair Value of Share and Option Awards (5)
Leonard I. Fluxman	-- 1/31/2006 3/24/2006 12/5/2006 12/5/2006	$287,520 -- -- -- --	$575,039 -- -- -- --	$2,589,150 -- -- -- --	-- 26,000 - 26,886 -	-- 26,000 -- 26,886 --	-- 26,000 -- 40,329 --	-- -- 30,000 -- 11,744	-- 21,000 -- -- --	$	-- 37.63 -- -- --	$	-- 38.82 -- -- --	$	-- 1,295,023 1,203,900 1,232,185 538,228
Stephen Lazarus	-- 1/31/2006 8/21/2006 12/5/2006 12/5/2006	70,000 -- -- -- --	140,000 -- -- -- --	1,294,575 -- -- -- --	-- 11,030 --- 8,649 --	-- 11,030 -- 8,649 --	-- 11,030 -- 12,974 --	-- -- 10,000 -- 3,778	-- 11,500 -- -- --		-- 37.63 -- -- --		-- 38.82 -- -- --		-- 584,641 370,500 396,384 173,146
Robert C. Boehm	-- 1/31/2006 12/5/2006 12/5/2006	70,000 -- -- --	140,000 -- -- --	1,294,575 -- -- --	-- 11,030 8,649 --	-- 11,030 8,649 --	-- 11,030 12,974 --	-- -- -- 3,778	-- 11,500 -- --		-- 37.63 -- --		-- 38.82 -- --		-- 584,641 396,384 173,146
Glenn Fusfield	-- 1/31/2006 12/5/2006 12/5/2006	70,000 -- -- --	140,000 -- -- --	710,626 -- -- --	-- 11,030 8,649 --	-- 11,030 8,649 --	-- 11,030 12,974 --	-- -- -- 3,778	-- 11,500 -- --		-- 37.63 -- --		-- 38.82 -- --		-- 584,641 396,384 173,146
Sean C. Harrington	-- 1/31/2006 12/5/2006 12/5/2006	85,847(6) -- -- --	171,695(6) -- -- --	260,249(6) -- -- --	-- 11,030 5,217 --	-- 11,030 5,217 --	-- 11,030 7,826 --	-- -- -- 2,279	-- 5,500 -- --		-- 37.63 -- --		-- 38.82 -- --		-- 428,185 239,095 104,447

    The amounts reported in these columns represent the threshold, target and maximum amounts of cash bonuses payable to the named executives for 2006 under their respective employment agreements. The criteria for these bonuses are set forth above under "Employment Agreements." The actual cash bonus payment for 2006 for each named executive is reported in the "Non-equity incentive plan compensation" column of the "Summary Compensation Table," above.

    The amounts reported in these columns represent performance shares granted on January 31, 2006 and December 5, 2006. The January 31, 2006 award was made as a result of there being no annual equity award to executive officers or other employees of the Company in 2005. That award vests in equal installments on the first three anniversaries of the grant date, provided that specified performance criteria for 2006 are met. The amount of the performance shares would not vary once the threshold (the same amount as the target) is met. The terms of this award provide that (i) vesting of the shares would be accelerated in the event of a change in control of the Company and in the event that the named executive's employment is terminated in violation of his employment agreement with the Company (a "Violation Termination") at least one year after the grant date and (ii) the shares would be forfeited in the event a named executive's employment with the Company terminates other than as a result of a Violation Termination.

    The holders of these performance shares and restricted shares (and all other performance shares and restricted shares reported in this table) have no rights as shareholders of the Company until the shares vest.

    The December 5, 2006 award was part of the annual grant of equity to executive officers and other officers and employees of the Company. This award vests in three equal installments on March 5, 2008, December 5, 2008 and December 5, 2009, provided that the specified performance criteria for 2007 are met. If 95% of the target criteria are met, the threshold award is earned and for each 1% that 100% of the target criteria are exceeded, the target number of shares would be increased by 2% up to an amount equal to 150% of the target number of shares. The terms of this award provide (i) that vesting of the shares would be accelerated in the event of the death or retirement of the named executive, termination of employment of the named executive by the Company without cause, termination of employment by the named executive for "good reason" as provided in the employment agreement for such named executive and a change in control of the Company and (ii) for forfeiture of the shares in the event of termination of employment, except as provided in clause (i).

    The amounts reported in this column with the grant date of December 5, 2006 were granted as part of the annual equity award to executive officers and certain other officers and employees of the Company. These restricted shares vest equally on the first three anniversaries of the date of grant and have the same accelerated vesting and forfeiture provisions as the December 5, 2006 grant of performance shares described in note (2), above (the "December 2006 Provisions").

    The amounts reported in this column as awards made to Mr. Fluxman on March 24, 2006 and Mr. Lazarus on August 21, 2006 represent restricted shares that were granted in connection with new employment agreements entered into between the Company and Messrs. Fluxman and Lazarus, respectively. These shares vest equally on the first three anniversaries of the date of grant. The terms of the awards to Messrs. Fluxman and Lazarus provide (i) that vesting of the shares would be accelerated in the event of a change in control of the Company and (ii) for forfeiture of the shares in the event of termination of employment, except as provided in their respective employment agreements. Those employment agreements provide for accelerated vesting (but also including in the event of disability) and exceptions to forfeiture similar to the December 2006 Provisions.

    The amounts reported in this column represent share options that were granted as part of the award made as a result of there being no annual equity awards to the named executives or other employees of the Company in 2005. These options have ten-year terms, vest equally on the first three anniversaries of the date of grant and have an exercise price equal to the average of the high and low prices of a Common Share on the grant date. The vesting of these options accelerates in the event of a change in control of the Company or termination of employment of the named executive without cause. These options have a forfeiture provision similar to the December 2006 Provisions, except that they may be exercised within 30 days after termination of employment for any reason.

    The amounts reported in this column represent the dollar amounts recognized by the Company as expenses for financial reporting purposes for 2006 in accordance with FAS 123R (without estimates of forfeiture) for restricted shares, performance shares and share options granted to the named executives in

    2006. The methodologies and assumptions utilized in the valuation of these equity awards are set forth in Note 2(n) to the Steiner Leisure Limited and Subsidiaries Consolidated Financial Statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2006.

    Mr. Harrington's cash compensation is paid in British Pounds Sterling. These amounts are presented in U.S. Dollars based on the average exchange rate for 2006.

Outstanding Equity Awards at Fiscal Year-End 2006

	Option awards				Share awards
Name	Number of securities underlying unexercised options (#) Exercisable (1)	Number of securities underlying unexercised options (#) Unexercisable (1)	Option exercise price ($)	Option expiration date	Number of shares or units of shares that have not vested (#)		Market value of shares or units of shares that have not vested ($) (2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (2)
Leonard I. Fluxman	34,740 17,370 43,190 75,023 17,000 27,000 -- --	-- -- -- -- -- 13,500 21,000 --	$34.54 25.00 30.56 13.10 14.19 27.67 37.63 --	3/26/2008 11/24/2008 3/11/2009 12/11/2012 12/11/2013 12/5/2014 1/30/2016 --	-- -- -- -- -- -- -- 45,244 (3)	$	-- -- -- -- -- -- -- 2,058,602	-- -- -- -- -- -- -- 52,886 (4)	$	-- -- -- -- -- -- -- 2,406,313
Stephen Lazarus	-- -- --	3,833 11,500 --	27.67 37.63 --	12/5/2014 1/30/2016 --	-- -- 16,778 (5)		-- -- 763,399	-- -- 19,679 (6)		-- -- 895,395
Robert C. Boehm	35,000 9,131 20,140 -- -- --	-- -- -- 3,883 11,500 --	12.39 13.10 14.19 27.67 37.63 --	9/23/2012 12/11/2012 12/11/2013 12/05/2014 1/30/2016 --	-- -- -- -- -- 6,778 (7)		-- -- -- -- -- 308,399	-- -- -- -- -- 19,679 (6)		-- -- -- -- -- 895,395
Glenn Fusfield	-- -- --	3,833 11,500 --	27.67 37.63 --	12/5/2014 1/30/2016 --	-- -- 6,778 (7)		-- -- 308,399	-- -- 19,679 (6)		-- -- 895,395
Sean C. Harrington	3,333 1,833 -- --	-- 1,833 5,500 --	14.19 27.67 37.63 --	12/11/2013 12/5/2014 1/30/2016 --	-- -- -- 4,446 (8)		-- -- -- 202,293	-- -- -- 17,986 (9)		-- -- -- 818,363 (9)

    All options in this table vest in equal installments on the first three anniversaries of the grant date and have ten-year terms. In each case, the exercise price of the options is equal to the average of the high and low prices of a Common Share on the grant date.

    The amounts in this column were determined by multiplying the number of Common Shares by $45.50, the closing price of a Common Share on December 29, 2006.

    Of these shares, 3,500 vest on December 6, 2007; 10,000 vest on each of March 24, 2007, March 24, 2008 and March 28, 2009; and 3,915 (rounded to the nearest whole number) vest on each of December 5, 2007, December 5, 2008 and December 5, 2009.

    Of the shares, 8,667 (rounded to the nearest whole number) vest on each of January 31, 2007, January 31, 2008 and January 31, 2009, as a result of the 2006 performance criteria for these shares being satisfied and 8,962 vest on each of March 5, 2008, December 5, 2008 and December 5, 2009, if the 2007 performance criteria for these shares are satisfied.

    Of these shares, 3,333 (rounded to the nearest whole number) shares vest on each of August 21, 2007, August 21, 2008 and August 21, 2009. The balance of these shares vest in the same manner as described in note (7), below.

    Of these shares, 3,677 (rounded to the nearest whole number) vest on each of January 31, 2007, January 31, 2008 and January 31, 2009 as a result of the 2006 performance criteria for these shares being satisfied and 2,883 shares vest on each of March 5, 2008, December 5, 2008 and December 5, 2009, if the 2007 performance criteria for these shares are satisfied.

    Of these shares, 3,000 vest on December 6, 2007 and 1,260 (rounded to the nearest whole number) vest on each of December 5, 2007, December 5, 2008 and December 5, 2009.

    Of these shares, 2,167 vest on December 6, 2007 and 760 (rounded to the nearest whole number) vest on each of December 5, 2007, December 5, 2008 and December 8, 2009.

    Of these shares, 3,677 (rounded to the nearest whole number) vest on each of January 31, 2007, January 31, 2008 and January 31, 2009 as a result of the 2006 performance criteria being satisfied and 2,319 vest on each of March 5, 2008, December 5, 2008 and December 5, 2009, if the 2007 performance criteria for these shares are satisfied. The 2,319 shares and the market value thereof are based on the maximum number of shares that may be awarded under a portion of this award, as required by applicable rules. The actual number of shares that will be awarded to Mr. Harrington based on this award, if any, will not be determined until the first quarter of 2008. All other amounts of shares reported in this table and the market value thereof are based on the threshold number of shares that may be awarded.

2006 Option Exercises and Shares Vested

	Option awards		Share awards
Name	Number of shares acquired on exercise (#) (1)	Value realized on exercise ($) (2)	Number of shares acquired on vesting (#) (3)	Value realized on vesting ($) (4)
Leonard I. Fluxman	268,128	$5,483,854	3,500	$162,645
Stephen Lazarus	37,999	956,797	3,000	139,410
Robert C. Boehm	13,027	279,411	3,000	139,410
Glenn Fusfield	32,155	857,336	3,000	139,410
Sean C. Harrington	46,373	730,563	2,166	100,654

    For each named executive, this number represents the total number of shares underlying options that were exercised.

    The amounts in this column represent the difference between (i) the aggregate market price of the underlying shares on the date of exercise of the options (calculated by using the closing price of a Common Share on the Nasdaq Stock Market on the date of exercise of the options) and (ii) the aggregate exercise price for the exercised options. The options were exercised using net share settlement (shares that otherwise would have been received upon the exercise of options were used to cover the exercise price and were withheld to pay income tax).

    The amounts in this column represent the one-third of the December 2004 annual award of restricted shares that vested for each named executive in 2006. Upon vesting, the restrictions associated with these shares lapsed.

    The amounts in this column were calculated by multiplying the number of shares that vested in 2006 for each named executive by the closing price of a Common Share on the Nasdaq Stock Market on the date of vesting.

Potential Payments on Termination Including After a Change in Control

The information below reflects the incremental compensation that may be received by the named executives (or their beneficiaries, as applicable) under their employment agreements upon the termination of employment: (i) by the Company for cause,  (ii) by the individual for cause, (iii) after a change in control of the Company, (iv) upon a non-renewal of the agreement after its expiration, (v) on death, (vi) in connection with a disability and (vii) in connection with an illness (each a "Termination Event").

The information below assumes that the Termination Event occurred on December 31, 2006, the last day of the Company's last fiscal year. Among the amounts reflected below are those based on the price of the Common Shares. For this purpose, the value of the shares is the $45.50 closing price of a Common Share on the Nasdaq Stock Market on December 29, 2006, the last trading day of the year.

The amounts set forth in the table below do not include any unpaid accrued amounts of compensation that would have been payable to the named executives as of December 31, 2006, whether or not a Termination Event had occurred.

Name	Cash Payment $ (1)	Share Options $ (2)	Restricted Shares $ (3)	Excise Tax Gross-up $ (4)	Life Insurance Proceeds $	Disability Insurance Proceeds $ (5)	Total $
Leonard I. Fluxman
Termination without cause by Company	$4,764,711	$229,708	$4,464,915	--	--	--	$9,459,334
Termination for cause by Employee	4,684,711	--	3,122,665	--	--	--	7,807,376
Change in Control (6)	10,133,610	229,708	4,464,915	$4,086,214	--	--	18,914,447
Non-renewal of employment agreement (7)	1,150,078	--	4,305,665	--	--	--	5,455,743
Death	1,155,942	229,708	4,305,665	--	$1,150,078 (8)	--	5,691,315
Disability	1,171,178	229,708	4,305,665	--	--	$3,075,000	8,781,551
Illness	616,139	229,708	4,305,665	--	--	--	5,151,512
Stephen Lazarus
Termination without cause by Company	897,571	68,342	1,658,794	--	--	--	2,624,707
Termination for cause by Employee	2,056,933	--	1,020,429	--	--	--	3,077,362
Change in Control (6)	2,056,933	158,847	1,522,294	--	--	--	3,738,074
Non-renewal of employment agreement (7)	420,000	--	565,429	--	--	--	985,429
Death	425,864	158,847	1,020,429	--	--	--	1,605,140
Disability	425,864	--	1,156,929	--	--	3,631,500	5,214,293
Illness	158,785	--	1,020,429	--	--	--	1,179,214
Robert C. Boehm
Termination without cause by Company	451,575	68,342	1,203,794	--	--	--	1,723,711
Termination for cause by Employee	451,015	--	--	--	--	--	451,015
Change in Control (6)	731,015	158,847	1,067,294	--	--	--	1,957,156
Non-renewal of employment agreement (7)	280,000	--	--	--	--	--	280,000
Death	451,015	158,847	565,429	--	--	--	1,175,291
Disability	140,000	--	--	--	--	632,000	772,000
Illness	140,000	--	--	--	--	--	140,000
Glenn Fusfield
Termination without cause by Company	425,864	68,342	1,203,794	--	--	--	1,698,000
Termination for cause by Employee	425,864	--	--	--	--	--	425,864
Change in Control (6)	560,000	158,847	1,067,294	--	--	--	1,786,141
Non-renewal of employment agreement (7)	280,000	--	--	--	--	--	280,000
Death	140,000	158,847	565,429	--	18,600 (9)	--	864,276
Disability	140,000	--	--	--	--	1,599,600	1,739,600
Illness	140,000	--	--	--	--	--	140,000
Sean C. Harrington (10)
Termination without cause by Company	345,399	32,682	941,532	--	--	--	1,319,613
Termination for cause by Employee	171,452	--	--	--	--	--	171,452
Change in Control (6)	685,808	75,967	842,933	--	--	--	1,604,708
Death	--	75,967	341,068	--	--	--	417,035
Disability	--	--	--	--	--	--	--
Illness	--	--	--	--	--	--	--

    Pursuant to the terms of their employment agreements with the Company, the named executives are entitled to the following cash payments upon the indicated Termination Events:

    Mr. Fluxman: (i) without cause by the Company: the aggregate of his then base salary, the cash incentive bonus that would have been payable for the year in which the termination occurred (the "Payable Bonus"), the cost of the benefits to which he was then entitled as of the termination date (the "Benefits Amount"), and his automobile allowance, each for the longer of 30 months or the remainder of the term of the employment agreement (the "Remaining Term") (payable upon the earlier to occur of Mr. Fluxman's death or the six-month anniversary of the termination date); (ii) for cause by Mr. Fluxman: the aggregate of his then base salary for the longer of 24 months and the Remaining Term, the Payable Bonus for the Remaining Term and the Benefits Amount for the Remaining Term (payable upon the later of 60 days after the year in which the termination occurred and six months after the termination date); (iii) change in control: an amount equal to the greater of the amount payable for termination for cause by Mr. Fluxman and 2.99 times Mr. Fluxman's "Base Amount" within the meaning of Section 280G of the Code (the amount indicated in the table above assumes the latter is greater) (payable upon the later of 60 days after the year in which the termination occurred and six months after the termination date); (iv) non-renewal of employment agreement: the aggregate of his then base salary and the Payable Bonus (payable upon the earlier to occur of Mr. Fluxman's death and six months after the termination date); (v) death: the aggregate of his then base salary, the Payable Bonus and the cost of health and dental insurance as then in effect for a period of one year (payable in bi-weekly installments for one year, commencing within 10 days after the date of death, except that the Payable Bonus payments begin 60 days after the date of death); (vi) disability: the aggregate of his then base salary, the Payable Bonus and the Benefits Amount for one year (payable beginning 60 days after the termination date and payable bi-weekly for one year thereafter); and (vii) illness: the aggregate of the Payable Bonus and Benefits Amount (payable upon the later of 60 days after the end of the year in which such termination occurs and six months following such termination).

    Mr. Lazarus: (i) without cause by the Company: an amount equal to twice the aggregate of his then base salary, the Payable Bonus, the Benefits Amount and his automobile allowance (payable upon the earlier to occur of Mr. Lazarus's death and the six-month anniversary of the termination date); (ii) for cause by Mr. Lazarus: the aggregate of his then base salary for the longer of 24 months and the Remaining Term, the Payable Bonus for the Remaining Term and the Benefits Amount and his automobile allowance for the Remaining Term (payable upon the later of 60 days after the year in which termination occurred (the "60-Day Period") and six months after the termination date); (iii) change in control: same as termination for cause by Mr. Lazarus; (iv) non-renewal of employment agreement: the aggregate of his then base salary and the Payable Bonus (payable upon the earlier of death and six months after termination); (v) death: the aggregate of his then base salary, the Payable Bonus and the cost of health and dental insurance as then in effect for a period of one year (payable ten days after the date of death, except that the Payable Bonus is payable in bi-monthly installments for one year after the date of death); (vi) disability: the aggregate of his then base salary, the Payable Bonus and the Benefits Amount for one year (payable bi-monthly for one year beginning 60 days after the termination date); and (vii) illness: the aggregate of the Payable Bonus and Benefits Amount (payable upon the later of 60 days after the year in which termination occurs and six months after the termination date).

    Mr. Boehm: (i) without cause by the Company: the aggregate of his then base salary for the longer of 12 months and the Remaining Term, an amount equal to the average of his cash bonuses for the three preceding years (the "Average Bonus") for each year in the Remaining Term and the cost of his health insurance provided by the Company for a period of one year after termination (payable within ten days after the termination date); (ii) for cause by Mr. Boehm: the aggregate of his then base salary for the Remaining Term and the Average Bonus (payable within ten days after the termination date); (iii) change in control: the aggregate of (x) the greater of his then base salary for the Remaining Term and twice that base salary, and (y) the Average Bonus for the Remaining Term (payable within ten days after the date of notice of termination); (iv) non-renewal of employment agreement: his then base salary (payable within 15 days after the termination date); (v) death: the aggregate of his base salary and the Average Bonus (base salary payable within 60 days after the date of death and the Average Bonus payable in bi-weekly installments for one year after the date of death); (vi) disability: the Payable Bonus (payable within the 60-Day Period); and (vii) illness: the Payable Bonus (payable within the 60-Day Period).

    Mr. Fusfield: (i) without cause by the Company: the aggregate of his then base salary, the Payable Bonus and the cost of his health insurance for one year after the termination date (payable within ten days after the termination date, other than the Payable Bonus, which is payable within the 60-Day Period); (ii) for cause by Mr. Fusfield: the same amounts as termination without cause by the Company; (iii) change in control: the greater of his base salary for the Remaining Term and twice his base salary, (payable within ten days after notice of termination); (iv) non-renewal of employment agreement: his then base salary (payable within 15 days after the termination date); (v) death: the Payable Bonus (payable within the 60-Day Period); (vi) disability: the Payable Bonus (payable within the 60-Day Period); and (vii) illness: the Payable Bonus (payable within the 60-Day Period).

    Mr. Harrington: (i) without cause by the Company: the aggregate of his then base salary for the longer of one year and the Remaining Term, an amount equal to the average of his Payable Bonus and his incentive bonuses for the two preceding years (the "Harrington Average Bonus") and the cost of his health insurance premiums paid by the Company for one year (payable within ten days after the termination date, except for the Harrington Average Bonus, which is payable within the 60-Day Period); (ii) for cause by Mr. Harrington: the Harrington Average Bonus (payable within the 60-Day Period); (iii) change in control: the greater of the base salary for the Remaining Term and twice the then base salary (payable within ten days after notice of termination); (iv) non-renewal of employment agreement: no payments; (v) death: no payments; (vi) disability: no payments; and (vii) illness: no payments.

    These amounts represent the value of unvested options subject to accelerated vesting as a result of the Termination Event in question as of December 31, 2006, the assumed termination date. That value is derived by multiplying the difference between the exercise price of the options and the closing price of a Common Share on the Nasdaq Stock Market on December 29, 2006, the last trading day of the year, by the number of options in question.

    These amounts represent the value of unvested restricted shares and performance shares subject to accelerated vesting as a result of the Termination Event in question as of December 31, 2006. That value is derived by multiplying the number of accelerated shares by the closing price of a Common Share on the Nadaq Stock Market on December 29, 2006.

    Upon a change in control, the named executives may be subject to excise tax imposed under Section 4999 of the Internal Revenue Code with respect to payments received from the Company. The Company has agreed to reimburse Mr. Fluxman (but not the other named executives) for the excise tax, as well as any excise and income taxes and any interest or penalties thereon payable as a result of the excise tax reimbursement. The amounts in the table are based on an excise tax rate of 20% and a federal income tax rate of 35% and include employment taxes.

    Represents, for each named executive, the total of the monthly proceeds payable through age 65 under a disability insurance policy for which the Company reimburses the named executive for premium payments.

    The named executives are entitled to the cash payments described above in note (1) upon a change in control of the Company, but only if the named executive terminates his employment upon or after the change in control. The named executives have rights to accelerated vesting of equity awards in the event of a change in control of the Company without further action on their part. For share options, restricted shares (other than those granted in 2004) and performance shares, acceleration occurs upon a change in control under the terms of the respective equity plans and/or, as the case may be, grant agreements. Messrs. Fluxman and Lazarus also have rights to accelerated vesting of the shares granted in March 2006 (Mr. Fluxman), August 2006 (Mr. Lazarus) and  December 2006 (Messrs. Fluxman and Lazarus) under their employment agreements. The applicable definitions of change in control in the respective employment agreements are described above under "Employment

    Agreements." The definitions of change in control under the 1996 Option Plan and under the Equity Plan are similar to that described above under "Executive Compensation - Employment Agreements" with respect to the employment agreement for Mr. Boehm.

    These payments apply if the applicable agreement is not renewed on terms no less favorable than the existing agreement (for at least one year for Messrs. Boehm and Fusfield).

    Represents proceeds of a term life insurance policy, the premiums for which are paid by the Company.

    Represents a death benefit payable under Mr. Fusfield's disability insurance policy for which the Company pays the premiums.

    Payments to Mr. Harrington upon termination of employment would be made in British Pounds Sterling. Payment amounts based on his 2006 compensation are based on the average British Pounds Sterling to U.S. Dollar exchange rate for 2006. Payment amounts based on other years' compensation are based on the average exchange rate for each of those years.

Compensation Committee Interlocks and Insider Participation

Messrs. Harris and Preston served as members of the Compensation Committee throughout 2006. Ms. Cohen joined the board and that committee in April 2006, replacing Jonathan D. Mariner, who resigned from the board at that time. None of the members of the Compensation Committee has ever been an employee of the Company and none of them has had a relationship, other than service on the board, requiring disclosure in this Proxy Statement under applicable SEC regulations. None of the executive officers of the Company has served on the compensation committee of any other entity, any of whose directors or executive officers served either on the Company's board of directors or on the Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the directors and certain officers of the Company, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes of ownership with the SEC. Such persons are required to furnish the Company with copies of all Section 16(a) reports they file.

Based upon a review of such forms furnished to the Company and upon representations from certain persons subject to the reporting requirements of Section 16(a), the Company is not aware of any person who did not timely file reports required by Section 16(a) of the Exchange Act during 2006, except that Form 4 reports on behalf of the following individuals were not timely filed: Robert C. Boehm, two reports with respect to a total of two transactions; Leonard I. Fluxman, one report with respect to one transaction (direct ownership) and an additional report with respect to one transaction (indirect ownership - sales by wife); Amanda Francis, one report with respect to one transaction; Glenn Fusfield, two reports with respect to a total of two transactions; Sean C. Harrington, one report with respect to one transaction; James L. Howard, one report with respect to one transaction; Robert Lazar, one report with respect to one transaction; Stephen Lazarus, two reports with respect to a total of two transactions; Jeffrey Matthews, one report with respect to one transaction; Bruce Pine, one report with respect to one transaction; Robert Schaverien, one report with respect to one transaction; Clive Warshaw, two reports with respect to a total of two transactions; Michèle Steiner Warshaw, one report with respect to seven transactions (related sales following the exercise of options from various grant dates - all such transactions were made on the same date) and two reports with respect to a total of two transactions (indirect ownership - sales by husband).

CERTAIN TRANSACTIONS

The Audit Committee of the board of directors is responsible for review and approval of transactions between the Company or its subsidiaries and related parties. For this purpose, a "related party" is any officer, director, nominee for director, 5% shareholder or any employee (other than, for employees who are not directors or executive officers, where the amount of the transaction does not exceed $50,000 ("Other Employee Transactions")) of the Company and their immediate family members.

The Audit Committee has adopted the above policy in writing. Pursuant to the Audit Committee's direction, the Company has also adopted a written policy setting forth procedures related to approval by senior management of Other Employee Transactions.

To the extent practicable, related party transactions are presented to the Audit Committee prior to their consummation. When reviewing and evaluating a related party transaction, the Audit Committee may consider, among other things, any effect a transaction may have upon a director's independence, whether the transaction involves terms and conditions that are no less favorable to the Company than those that could be obtained in a transaction between the Company and an unrelated third party and the nature of the related party's involvement in the transaction. Management will notify the Audit Committee not less frequently than quarterly of new related party transactions of which they are aware and any material changes to any previously approved, conditionally approved or ratified related party transactions. The Company has adopted procedures to implement the foregoing policies.

United Kingdom Lease

Effective June 24, 2000, Elemis entered into a 20-year lease with Harrow Weald Limited ("HWL") whereby Elemis leases approximately 12,500 square feet of space in the London borough of Harrow used for the operations of Elemis and the Company's United Kingdom training operations (the "Lease"). HWL is an entity owned by the children of Clive E. Warshaw and Michèle Steiner Warshaw. The annual rent is subject to increase after the fifth, tenth and 15th years of the Lease term based on market conditions. In addition to other obligations of Elemis under the Lease, rent payments totaled $294,400 for 2006, based on the average British Pounds Sterling to U.S. Dollar exchange rate in effect for that year. For the first five years of the Lease term, the rent reflected the agreement of HWL to reduce by 50% the annual rent. The second five-year term commenced in June 2005. In addition to the end of the 50% rent reduction in June 2005, rent was adjusted at that time as required under the terms of the Lease using the changes in a United Kingdom retail price index as the guideline, as approved by the Audit Committee. For 2007, the total rent will be approximately $316,800, based on the British Pounds Sterling to U.S. Dollar exchange rate in effect on April 16, 2007. The Company believes that the terms of the Lease are no less favorable to the Company than would have been obtained from an unrelated party.

Compensation of Robert Schaverien

Robert Schaverien serves as the Managing Director of Steiner Training Limited ("Training"), a United Kingdom subsidiary of the Company responsible for the training of shipboard employees. Mr. Schaverien is the son-in-law of Clive E. Warshaw and Michèle Steiner Warshaw. For 2006, Mr. Schaverien received a salary of approximately $195,040, a bonus of approximately $107,692, an automobile allowance of approximately $23,184 and the following other benefits and perquisites in the approximate aggregate amount of $3,646: payment of healthcare insurance premiums, reimbursement for home Internet line charges and samples of Company products. The dollar amounts for the perquisites and personal benefits described above for Mr. Schaverien and, where applicable, for Ms. Warshaw, below, were determined as described in note (3) to the "Summary Compensation Table," above, under "Executive Compensation."

In January 2006, Mr. Schaverien was granted, as part of the grant of equity awards to the executive officers and certain other employees of the Company under the Equity Plan, (i) ten-year options to purchase 5,500 of the Common Shares at an exercise price of $37.63 per share, which vest equally over three years and which have a grant date fair value of $74,827 and (ii) 4,400 restricted Common Shares that vest equally over three years (provided that certain specified Company performance criteria are met for 2007) and which have a grant date fair value of $170,808. That award was made as a result of there being no annual equity award to officers or other employees of the Company in 2005. In December 2006, Mr. Schaverien was granted, as part of the annual equity award to executive officers and certain other employees of the Company, (i) 5,957 restricted Common Shares that vest equally over three years, and which have a grant date fair value of $273,009 and (ii) 2,628 restricted Common Shares that vest equally over three years (provided that certain specified Company performance criteria are met for 2007) and which have a grant date fair value of $120,441.

The grant date fair value for each of these awards (and those described for Ms. Fluxman, below) is the dollar amount recognized by the Company for financial statement reporting purposes for 2006 in accordance with FAS 123R (excluding forfeiture estimates).  The methodologies and assumptions utilized in the valuation of these equity awards are set forth in Note 2(n) to the Consolidated Financial Statements of Steiner Leisure Limited and its Subsidiaries, contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2006.

The Company has agreed to the general terms of a five-year employment agreement for Mr. Schaverien, effective January 1, 2005, under which he would receive a base salary of not less than approximately $195,040, a bonus based on the performance of the Company's Maritime Division, the Company as a whole and Training and an automobile allowance and certain other benefits. It is anticipated that other provisions of the employment agreement will be similar to those of Messrs. Lazarus and Fusfield, described above.

For 2007, Mr. Schaverien will receive a base salary of approximately $222,473 and other benefits similar to those described above for 2006.

The compensation amounts for 2006 and for the proposed employment agreement are based on the average British Pounds Sterling to U.S. Dollar exchange rate for 2006. The compensation amount for 2007 is based on the British Pounds Sterling to U.S. Dollar exchange rate on April 16, 2007. The compensation payable to Mr. Schaverien (including the targets upon which his bonus is based) is required to be approved by the Audit Committee and Compensation Committee.

Compensation of Patty Fluxman

Patty Fluxman, the wife of Leonard I. Fluxman, President and Chief Executive Officer of the Company, served as the Director of Human Resources for the Company's Steiner Management Services LLC subsidiary ("SMS") through June 10, 2006 and received a salary at the annual rate of $103,500. In January 2006, Ms. Fluxman was granted, as part of the annual grant of equity awards to the Company's officers and certain other employees under the Equity Plan, (i) ten-year options to purchase 165 of the Common Shares at an exercise price of $37.63 per share and which will vest equally over three years (grant date fair value - $2,244) and (ii) 600 restricted Common Shares which vest equally over three years and which have no voting, dividend or other shareholder rights until they vest (grant date fair value - $23,292).

Ms. Fluxman's salary, bonus and equity awards were recommended by Stephen Lazarus, the Chief Financial Officer of the Company, and approved by the Audit Committee.

Effective June 11, 2006, Ms. Fluxman no longer served in the capacity described above and, pursuant to a two-year agreement with the Company approved by the Audit Committee, Ms. Fluxman became a Senior Human Resources Specialist for SMS. In that capacity, she receives an annual salary of $103,500 and is not entitled to any other compensation from the Company. Under her agreement with the Company, Ms. Fluxman will coordinate the Company's equity award programs, develop and coordinate Company-wide human resources-related summit meetings and otherwise provide assistance with respect to human resources matters as requested from time to time by the Chief Financial Officer of the Company.

Compensation of Michèle Steiner Warshaw

Michèle Steiner Warshaw serves as Executive Vice President of the Company's Cosmetics Limited subsidiary ("Cosmetics"). That subsidiary owns the rights to a number of products sold by the Company. Ms. Warshaw is a member of the board of directors of the Company and is the wife of Clive E. Warshaw. Pursuant to a five-year employment agreement with Cosmetics, effective January 1, 2002 (which expired by its terms on December 31, 2006), Ms. Warshaw was entitled to receive a salary of $64,000 and an automobile allowance of $10,000. Pending entry by the Company and Ms. Warshaw into a new agreement, the Compensation Committee has authorized the Company to continue to pay to Ms. Warshaw the salary and automobile allowance described above. Ms. Warshaw also received during 2006 certain perquisites and compensation as a director of the Company, as described above in the "Director Compensation Table" under "Compensation of Directors."

PROPOSAL TWO - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected Ernst & Young as independent auditors of the Company for the fiscal year ending December 31, 2007, subject to ratification by the shareholders. Ernst & Young was first engaged as independent auditors for the Company in June 2002.

Ernst & Young has provided certain non-audit services to the Company as described above, under "Audit Committee Report."

Although ratification by the shareholders of the appointment of independent auditors is not legally required, the board of directors believes that such action is desirable. If the appointment of Ernst & Young is not ratified, the Audit Committee may consider other independent auditors for the Company. However, due to the difficulty and expense of making any change of auditors so long after the beginning of the current fiscal year, it is likely that the appointment would stand for 2007 unless the Audit Committee found other good reason for making a change.

A representative of Ernst & Young will be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions which the shareholders might have.

Recommendation of the Board of Directors

The board of directors recommends that the shareholders vote "FOR" ratification of the selection of Ernst & Young as independent auditors of the Company for the 2007 fiscal year.

OTHER MATTERS

As of the date of this Proxy Statement, the board of directors knows of no other matters that will be brought before the Annual Meeting. In the event that any other business is properly presented at the Annual Meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment on such business.

EXPENSE OF SOLICITATION OF PROXIES

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, solicitations may also be made by telephone, telegram, facsimile, email or in person by directors, officers or employees of the Company, who will receive no additional compensation for such services. In addition, the Company will reimburse brokers and other shareholders of record for their expenses in forwarding proxy materials to beneficial owners.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Proposals that shareholders wish to have considered for inclusion in the proxy statement for the 2008 annual meeting of shareholders must be received by the Company on or before January 5, 2008. Shareholders are required to follow the procedure set forth in Rule 14a-8 of the Exchange Act. Proposals should be directed to Robert C. Boehm, Secretary, c/o Steiner Management Services, LLC, 770 South Dixie Highway, Suite 200, Coral Gables, Florida 33146.

In order for a shareholder proposal to be submitted outside the processes of Rule 14a-8, the Company's Articles of Association provide that for business to be properly brought before future annual meetings by a shareholder, in addition to other applicable requirements, the shareholder must be present at the meeting and written notice thereof must be received by the Company's Secretary not less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (the "Anniversary Date"), or between February 14, 2008 and March 30, 2008. If the annual meeting is to be held more than 30 days before or more than 60 days after the Anniversary Date, such notice must be received not later than the later of the 75th day prior to the annual meeting or the tenth day following the day on which the public announcement of the annual meeting date is first made by the Company. The shareholder's notice to the Company must include (i) a brief description of the business to be brought before the meeting and the reasons therefor, (ii) the shareholder's name and address, as they appear in the Company's books, (iii) the number of shares beneficially owned by the shareholder and the names of any other beneficial owners of such shares, (iv) any material interest of the shareholder in such business, and (v) the names and addresses of other shareholders known by the shareholder to support such proposal and the numbers of shares beneficially owned by such other shareholders.

DELIVERY OF DOCUMENTS

The SEC permits companies and intermediaries, such as a brokerage firm or a bank, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more security holders sharing the same address by delivering only one proxy statement and annual report to that address. This process, which is commonly referred to as "householding," can effectively reduce the Company's printing and postage costs. Under householding, each shareholder would continue to receive a separate proxy card or vote instruction card. Certain shareholders whose shares are held in "street name" (i.e., in the name of a brokerage firm or other intermediary) and who have consented to householding will receive only one set of annual meeting materials per household. If a shareholder's household received a single set of annual meeting materials this year, that shareholder can request to receive additional copies of these materials by calling or writing the shareholder's brokerage firm, bank or other nominee. Shareholders that own their shares in street name, can request householding by calling or writing their brokerage firm, bank or other nominee.

ANNUAL REPORT

A copy of the Company's 2006 Annual Report to Shareholders (which includes the Company's annual report on Form 10-K, without exhibits, for fiscal year 2006) is being mailed with this Proxy Statement to each shareholder entitled to vote at the Annual Meeting. Additional copies of the Annual Report or Form 10-K may be obtained, without charge, by any shareholder, by writing or calling Robert C. Boehm, Secretary, c/o Steiner Management Services, LLC, Suite 200, 770 South Dixie Highway, Coral Gables, Florida 33146, telephone (305) 358-9002.

By Order of the Board of Directors
Robert C. Boehm Secretary

May 4, 2007

[FORM OF PROXY CARD]

STEINER LEISURE LIMITED
PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 13, 2007

The undersigned hereby appoints Leonard Fluxman and Robert C. Boehm, and each of them, with power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated on the reverse side, all of the common shares of Steiner Leisure Limited held of record by the undersigned on April 20, 2007 at the Annual Meeting of Shareholders to be held on June 13, 2007, and at any adjournments or postponements thereof, for the purposes identified on the reverse side of this proxy and with discretionary authority as to any other matters that may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS RETURNED WITHOUT DIRECTION BEING GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF CYNTHIA R. COHEN AND CHARLES D. FINKELSTEIN AS CLASS II DIRECTORS, FOR PROPOSAL 2 AND IN THE DISCRETION OF THE NAMED PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

(IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE)

ANNUAL MEETING OF SHAREHOLDERS OF
STEINER LEISURE LIMITED
June 13, 2007

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF CYNTHIA R. COHEN AND CHARLES D. FINKELSTEIN AS CLASS II DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

		For All Nominees	Withhold Authority for All Nominees	For All Except (see instructions below)	Nominees:

1.

Election of 2 Class II Directors
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

		[ ]	[ ]	[ ]	○	Cynthia R. Cohen
					○	Charles D. Finkelstein
2.	Ratification of the appointment of Ernst & Young LLP as independent auditors for the 2007 fiscal year.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment or postponement thereof. The signer hereby acknowledges the receipt of the Notice of Annual Meeting and Proxy Statement.

Please check here if you plan to attend the meeting. [ ]

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature	Date

Signature, if held jointly	Date

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

[ ]

NOTE: Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.